Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

BOINGO WIRELESS, INC.,

BOINGO MDU, LLC

ELAUWIT NETWORKS, LLC,

DANIEL MCDONOUGH, JR. BARRY RUBENS AND TAYLOR JONES, AS THE

PRINCIPAL MEMBERS AND

SOLELY WITH RESPECT TO ARTICLE VII,

ELAUWIT, LLC AND DRAGONRIDER ENTERPRISES, LLC,

AUGUST 1, 2018

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4.21	Consents	38
4.22	Books and Records; Minute Books	38
4.23	Insurance	39
4.24	Compliance with Laws	39
4.25	Export Control Laws	39
4.26	Complete Copies of Materials	39
4.27	Avoidable Transfer; Solvency	39
4.28	Interested Party Transactions	40
4.29	Disclosure	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		40
5.1	Organization and Standing	40
5.2	Authority	40
5.3	Brokers’ and Finders’ Fees	40
5.4	Sufficient Funds	41

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS		41
6.1	Post-Closing Access	41
6.2	Conduct of Business	41
6.3	No Negotiation or Solicitation	42
6.4	Reasonable Best Efforts	43
6.5	Notification of Certain Events	43
6.6	Public Disclosure	43
6.7	Legal Requirements	44
6.8	Additional Obligations	44
6.9	Attorney-in-Fact	44
6.10	Tax Matters	45
6.11	Employee Matters	46

ARTICLE VII INDEMNIFICATION; HOLDBACK		48
7.1	Indemnification	48
7.2	Resolution of Conflicts; Arbitration	51
7.3	Tax Treatment	52

ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		52
8.1	Conditions Precedent to Obligations of Buyer and Seller	52
8.2	Conditions Precedent to the Obligations of Seller	52
8.3	Conditions Precedent to the Obligations of Buyer	53

ARTICLE IX TERMINATION OF AGREEMENT		54
9.1	Termination	54
9.2	Effect of Termination	54

ARTICLE X GENERAL PROVISIONS		54
10.1	Amendment	54
10.2	Notices	55
10.3	Expenses	55
10.4	Successors and Assigns	56
10.5	Entire Agreement; Assignment	56
10.6	Severability	56
10.7	Other Remedies	56

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10.8	Governing Law	56
10.9	No Third Party Beneficiaries	56
10.10	Specific Performance	56
10.11	Counterparts	56

Exhibit	Description

A	Bill of Sale
B	Assignment and Assumption Agreement
C	Buyer Officers’ Certificate
D	Seller Officers’ Certificate
E	Assignment of Seller Registered Intellectual Property Rights
F-1	Offer Letter
F-2	Proprietary Information and Invention Assignment Agreement
G	Non-Competition, Non-Solicitation and Confidentiality Agreement
H	Form of Transition Services Agreement
I	FIRPTA Certificate
J	Disclosure Schedule of Seller

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2018, by and among Boingo Wireless, Inc., a Delaware corporation (“Parent”), Boingo MDU, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”), Elauwit Networks, LLC, a  South Carolina limited liability company (“Seller”), Daniel McDonough, Jr., Barry Rubens Taylor Jones (each, together with their respective Affiliates, a “Principal Member” and together the “Principal Members”) and, solely with respect to Article VII, Elauwit, LLC and DragonRider Enterprises, LLC (each a “Member” and together, the “Members”).

RECITALS

A.            Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below) in exchange for the Purchase Price (as defined below) as consideration for such purchase (the foregoing transactions being referred to collectively herein as the “Acquisition” or the “Acquisition Transactions”).

B.            A portion of the consideration otherwise payable by Buyer in connection with the Acquisition shall be retained by Buyer as described herein.

C.            Seller, Parent, Buyer and the Principal Members desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition and the Members are parties to this Agreement solely for purposes of the indemnification arrangements set forth in Article VII.

D.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Buyer to enter into this Agreement, (i) the Key Persons have each entered into and delivered to Buyer a non-competition and non-solicitation agreement, in substantially the form of Exhibit G, to be effective as of the Closing Date (the “Non-Competition Agreement”) and (ii) the Key Persons shall have each either entered into (A) an “at will” employment arrangement with Parent, Buyer or a subsidiary thereof, to be effective as of the Closing Date, pursuant to the Key Person’s execution of an offer letter and a proprietary information and inventions assignment agreement or (B) a consulting arrangement with Parent, Buyer or subsidiary thereof, to be effective as of the Closing Date, pursuant to the Key Person’s execution of a consulting agreement, each on Parent’s standard form (collectively, the “Key Person Agreements”).

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Capitalized Terms.  The following capitalized terms shall have the meanings set forth below:

“2018 Closing Revenue” shall mean revenue calculated in accordance with Seller’s existing revenue recognition policies and mutually agreed upon by the Buyer and Seller and shall be set forth on the Financial Information Statement (as may be adjusted pursuant to Section 2.9).

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Contracts” shall have the meaning set forth in Section 2.1(d).

“Acquired Hardware” shall have the meaning set forth in Section 2.1(c).

“Acquired Intellectual Property Rights” shall have the meaning set forth in Section 2.1(a).

“Acquired Technology” shall have the meaning set forth in Section 2.1(b).

“Acquisition” or “Acquisition Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Actions or Proceedings” shall have the meaning set forth in Section 6.9.

“Adjusted Closing Payment” has the meaning set forth in Section 2.9(c).

“Adjustment Calculation Time” means 11:59 p.m. (Los Angeles, California time) on the day immediately preceding the Closing Date.

“Affiliate” shall have, with respect to a Person, the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, dated as of August 1, 2018, among Parent, Buyer, Seller and the Principal Members (including all Exhibits and schedules hereto) and all amendments hereto in accordance with Section 10.1.

“Assigned Permits” shall have the meaning set forth in Section 2.1(h).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement to be executed by Buyer and Seller, in the form attached hereto as Exhibit B.

“Assignment of Seller Registered Intellectual Property Rights” shall mean the Assignment of Seller Registered Intellectual Property Rights in the form attached hereto as Exhibit E to be executed and delivered at the Closing by the Chief Executive Officer of Seller.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Bill of Sale” shall mean the Bill of Sale to be executed by Buyer and Seller, in the form attached hereto as Exhibit A.

“Books and Records” shall mean all books, records, papers, files, documents, or correspondence of any kind, whether in printed or electronic format, in the care, custody, or control of Seller that relate to the Acquired Assets and the Assumed Liabilities, including, without limitation, copies of all Contracts, purchasing and sales records, customer and vendor lists, accounting and financial records, invention disclosures, applications, registrations, certificates, grants, and all other files and records relating to Intellectual Property, and with respect to any of the foregoing, any related documentation and/or specifications.

“Business” means Seller’s worldwide operations of designing, engineering, constructing, installing and operating privately owned networks in multi-family residential and residential facilities and the provision of related and/or ancillary services thereto.

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

“Business Employee” shall mean each employee of the Seller who is engaged in the conduct of the Business.

“Buyer Claim Certificate” shall have the meaning set forth in Section 7.1(e)(i).

“Buyer Indemnitee” and “Buyer Indemnitees” shall have the meaning set forth in Section 7.1(b)(ii).

“Buyer Officers’ Certificate” shall mean the certificate in the form attached hereto as Exhibit C to be executed and delivered at the Closing by an officer of Buyer.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Date Payment” shall have the meaning set forth in Section 2.5.

“Closing Net Working Capital” shall mean Net Working Capital as of the Adjustment Calculation Time.

“Closing Net Working Capital Target” shall mean zero dollars.

“Closing Payment” shall have the meaning set forth in Section 2.5.

“Closing Statement” has the meaning set forth in Section 2.9(a).

“COBRA” shall refer to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state or foreign statute.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” shall have the meaning set forth in Section 3.3(q).

“Commercial Software” shall mean any generally commercially available Software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $1,000 for a perpetual license for a single user or work station.

“Conflict” shall mean any event or circumstance that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a penalty, notification, obligation, right of termination, cancellation, modification or acceleration of any provision, obligation or loss of any benefit.

“Consent Pro-Rata Amount” shall mean, for each contract set forth on Schedule 2.5, the amount set forth  under Pro Rata Amount of Purchase Price on Schedule 2.5.

“Contaminants” shall have the meaning set forth in Section 4.13(u).

“Contract” shall mean any written or oral contract, agreement, plan, arrangement, undertaking, commitment, warranty, representation, or understanding of any nature, including, without limitation, any license, sublicense, lease, sublease, commitment, sale and purchase order, invoice, franchise, note, warranty, benefit plan, bond, mortgage, indenture, or covenant.

“Contract Consents and Assignments” shall refer, with respect to any required consent, waiver, assignment, or approval set forth in Schedule 4.21 of the Disclosure Schedule, to the written form thereto necessary to vest in Buyer all rights of Seller or its Subsidiaries under any Contract that is an Acquired Asset.

“Customer Information” shall have the meaning set forth in Section 4.12(f).

“Disclosure Schedule” shall have the meaning set forth in the preamble to ARTICLE IV.

“Environmental Laws” shall mean any applicable Law or Governmental Order, in either case relating to (i) the protection, investigation, or restoration of the environment, health and safety, or natural resources; (ii) the manufacture, formulation, processing, treatment, storage, containment, labeling, transportation, distribution, recycling, reuse, removal, remediation, abatement, clean-up, handling, use, presence, disposal, release, or threatened release of any Hazardous Material; or (iii) noise, odor, wetlands, pollution, contamination or injury or threat of injury to Persons or property, as in effect on or prior to the Closing Date.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each subsidiary of Seller and any other person or entity under common control or that, together with Seller or any subsidiary of Seller, could be deemed a “single employer” with Seller or any of its subsidiaries within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Estimated Net Working Capital” means an amount equal to the Net Working Capital as estimated in good faith by the Company not more than two (2) days prior to the Closing and set forth on the Financial Information Statement (which shall include estimated calculations of each component of the Net Working Capital with reasonable supporting detail).

“Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3.

“Expert” shall mean, unless Seller and Buyer otherwise agree in writing, the American Institute of Certified Public Accounts shall select a firm to be the Expert hereunder.

“Extinguished Liabilities” shall mean those certain Excluded Liabilities set forth on the Financial Information Statement.

“Extinguished Third-Party Expenses” shall mean those certain third-party expenses of Seller set forth on the Financial Information Statement.

“FICA” shall refer to the Federal Insurance Contributions Act.

“Financial Information Statement” means a certificate of the Chief Financial Officer and/or other officer or manager of Seller setting forth the (i) Estimated Net Working Capital, (ii) 2018 Closing Revenue, (iii) Extinguished Liabilities and (iv) Extinguished Third Party-Expenses, provided to Buyer by Seller not more than two (2) days prior to the Closing.

“GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time and applied consistently throughout the periods involved.

“Government Permit” shall mean any franchise, permit, license, agreement, waiver, or authorization held or used in the conduct of a Person’s business and obtained from a Governmental Entity.

“Governmental Entity” shall mean any court, tribunal, judicial or arbitral body, administrative agency, or commission or any similar federal, state, county, local, municipal, or foreign or supranational governmental authority, instrumentality, agency, or commission.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Entity.

“Hazardous Material” shall mean any hazardous substance, the use, transportation, or disposition of which is regulated by Law or by any Governmental Entity, including, without limitation, any petroleum product or by-product, material containing asbestos, lead, or polychlorinated biphenyls, radioactive material, or radon.

“Hazardous Material Activities” shall have the meaning set forth in Section 4.17(a).

“In-Licenses” shall have the meaning set forth in Section 4.13(i).

“Indebtedness” shall mean, with respect to any Person, all Liabilities, indebtedness, or obligations of any kind or nature, contingent or otherwise, related to (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, letter of credit or similar instrument or facility; (iii) obligations under financing and operating leases or capital leases; (iv) all conditional sale obligations and all obligations under any title retention agreement; (v) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement; (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing.

“Indemnification Holdback Amount” shall mean $2,000,000.

“Indemnification Holdback Period” shall mean the period beginning as of the Closing Date and ending on the first Business Day on or after the twelve (12) month anniversary of the Closing Date.

“Indemnifying Party” shall have the meaning set forth in Section 7.1(b)(ii).

“Intellectual Property” shall mean, collectively, Technology and Intellectual Property Rights.

“Intellectual Property Rights” means the rights associated with or arising under any of the following anywhere in the world (whether statutory, common law or otherwise): (i) all United States and foreign patents and utility models and applications therefor, including provisional applications, and all reissues, divisions, re-examinations, renewals, extensions, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, “moral” rights, and all other corresponding rights in works of authorship, however denominated, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) other rights with respect to Software; (v) all trademarks, trade names, trade dress rights, and service marks, whether registered or unregistered throughout the world (“Trademarks”), (vi) all domain names, sub-domain names and variations thereof, and domain name registrations (“Domain Names”), and (vii) analogous rights to those set forth above.

“Interested Party” shall have the meaning set forth in Section 4.28.

“Interests” shall mean the Membership Interests and the Phantom Equity Interests.

“IRS” shall mean the United States Internal Revenue Service.

“Internal IT Systems” means the hardware, software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by the Seller and used in the Business.

“Key Persons” shall mean each of Daniel McDonough, Jr., Barry Rubens, Jody Irwin, Taylor Jones, Scott Davis and Robert Grosz.

“Key Person Agreements” shall have the meaning as defined in the recitals.

“knowledge” means, with respect to an individual, such individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter after due inquiry.  Seller shall be deemed to have “knowledge” of a particular fact or other matter if any Principal Member or Subsidiary, or officer, manager or director of Seller or any Subsidiary has knowledge of such fact or other matter.

“Law” shall mean any national, federal, state, municipal, local, foreign, supranational, or other statute, law, ordinance, rule, constitution, principal of common law, resolution, code, Governmental Order, or other requirement or rule of law.

“Liability” shall mean any and all debts, liabilities, obligations, and Indebtedness (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and whether or not required to be presented on a balance sheet prepared in accordance with GAAP), including without limitation those arising under any Law, Actions or Proceedings, or Governmental Order, those arising under any Contract, and any off-balance sheet liabilities.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, preferential arrangement, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom, including, without limitation, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

“Loss” and “Losses” shall mean any claim, loss, Liability, damage, deficiency, cost (including costs of investigation, enforcement and defense), injury, decline in value, lost opportunity, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge and expense of any nature.

“Material Contracts” shall have the meaning set forth in Section 4.10(a).

“Material Software” shall mean all Software that is material to the Business or operations of Seller or its Subsidiaries.

“Members” shall have the meaning set forth in the preamble.

“Membership Interests” shall mean Seller’s priority interest membership interests and common membership interests.

“Net Working Capital” shall mean an amount equal to (i) all of Seller’s accounts receivable, which are identified on the Financial Information Statement, inventory valued at fair market value (other than inventory existing at December 31, 2017), prepaid software services, deposits and employee benefits paid by Seller for the month of August 31, 2018, less (b) Seller’s accounts payable (including retainage payable) related to the Acquired Contracts set forth on Schedule 2.4 and deferred revenue. An example of the Net Working Capital calculation is set forth on Schedule 1.1(a).

“Non-Paying Party” shall have the meaning set forth in Section 6.10(b).

“Open Source Software” shall have the meaning set forth in Section 4.13(q).

“Ordinary Course of Business” shall mean the usual, regular and ordinary course of business, as presently conducted consistent with past practice (including with respect to quantity and frequency).

“Out-Licenses” shall have the meaning set forth in Section 4.13(j).

“Payable Consent Pro-Rata Amounts” shall have the meaning set forth in Section 2.5.

“Paying Party” shall have the meaning set forth in Section 6.10(b).

“Permitted Encumbrances” shall mean mechanics, materialmens’ and similar Liens, in each case arising in the Ordinary Course of Business and securing amounts not yet due and payable but properly accrued and identified in the Reference Balance Sheet.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group of any of the foregoing that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Personally Identifiable Information” shall have the meaning set forth in Section 4.9(a).

“Phantom Equity Interests” shall mean that certain phantom equity interests that have been granted to Seller’s executives.

“Power of Attorney” shall have the meaning set forth in Section 6.9.

“PTO” shall mean the United States Patent and Trademark Office.

“Pro Rata Amount” shall mean with respect to each Member, the quotient obtained by dividing the Membership Interests held by such Member by the aggregate Membership Interests held by all Members.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Required Seller Approval” shall have the meaning set forth in Section 4.3(b).

“Reference Balance Sheet” and “Reference Balance Sheet Date” shall have the meanings set forth in Section 4.6(a).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) Domain Name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Seller Charter Documents” shall mean Seller’s or any of its Subsidiary’s Articles of Organization and operating agreement, or like organizational documents, including any amendments thereto, as in effect on the date of this Agreement.

“Seller Documents” shall have the meaning set forth in Section 1.1(a).

“Seller Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Seller Leased Property” shall have the meaning set forth in Section 4.12(d).

“Seller Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets (including Acquired Assets), prospects, capitalization, Intellectual Property, Liabilities (including Assumed Liabilities), operations, results of operations, or financial performance of Seller or its Subsidiaries; or (b) the ability of Seller to perform any of its covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement.

“Seller Objection Notice” shall have the meaning set forth in Section 7.1(f).

“Seller Officers’ Certificate” shall mean the certificate in the form attached hereto as Exhibit D to be executed and delivered at the Closing by the Chief Executive Officer of Seller.

“Seller Owned Intellectual Property” shall mean all Seller Owned Intellectual Property Rights and all Technology owned (whether exclusively or jointly with third parties) by Seller or any Subsidiary of Seller.

“Seller Owned Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned (whether exclusively or jointly with third parties) or purported to be owned by Seller or any Subsidiary of Seller.

“Seller Parties” shall mean Seller, the Principal Members, the Members and the Transferred Business Employees.

“Seller Products” shall mean all products and services developed (including products and services for which development is substantially completed), delivered, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of Seller since its inception, or which Seller intends deliver, make commercially available, market, distribute, sell, import for resale, or license out within twelve (12) months after the date hereof.

“Seller Registered Intellectual Property Rights” shall have the meaning set forth in Section 4.13(b).

“Seller Source Code” shall mean, collectively, Source Code, any material portion or aspect of Source Code, or any proprietary information or algorithm contained in or relating to any Source Code, of any Seller Owned Intellectual Property or any Seller Product.

“Software” means any and all computer programs, software, documentation and code, including assemblers, applets, data, databases (including bug tracking databases), compilers, application programming interfaces (APIs), algorithms, Source Code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.

“Source Code” shall mean Software, in form other than non-human readable object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period Tax” shall have the meaning set forth in Section 6.10(b).

“Standard End User Terms” shall have the meaning set forth in Section 4.10(a)(i).

“Subsidiary” shall mean, with respect to any Person, any limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of equity interests representing (A) 50% or more of the voting power of all outstanding equity interests of such entity, (B) the right to receive 50% or more of the dividends or income distributed to the holders of outstanding equity interests of such entity or (C) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding equity interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint a majority of the members of the governing body or over which such Person otherwise has control or approval rights.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local or non-U.S. taxes (including estimated taxes), assessments, and other governmental charges, duties, impositions and liabilities,

including taxes based upon or measured by gross receipts, income, profits, sales, use, escheat, unclaimed or abandoned property, value added, ad valorem, transfer, franchise, withholding, payroll, license, recapture, employment, unemployment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being (or having been) a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor entity or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean any or all of the following and any tangible embodiments thereof: (i) works of authorship, including Software, whether in Source Code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections and technical data, (v) Trademarks, (vi) Domain Names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, designs and schematics, and (ix) any other forms of technology.

“Third-Party Claim Against Buyer” shall have the meaning set forth in Section 7.1(c).

“Transferred Business Employee” shall mean those Business Employees, whose names are set forth on Schedule 1.1(b), to whom the Buyer, in its sole discretion, makes offers of employment, which shall (i) be contingent upon the Closing and (ii) be subject to each such Business Employee having executed and delivered to Buyer a proprietary information and invention assignment agreement and other employment-related documents required by Buyer, and who accepts such Buyer’s offer of employment.

“Transfer Taxes” shall have the meaning set forth in Section 3.5.

“Transition Services Agreement” shall mean the Transition Services Agreement in the form attached hereto as Exhibit H.

“Withheld Consent Pro-Rata Amounts” shall have the meaning set forth in Section 2.5.

“Working Capital Deficit Amount” has the meaning set forth in Section 2.9(c).

1.2          Construction.

(a)           For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           Each of the parties hereto has participated actively in the negotiation and drafting of this Agreement and each party has been at all times during such negotiation or had the opportunity to be represented by counsel.  Each party therefore waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(c)           As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)           The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(f)            All references in this Agreement to “dollars” or “$” shall refer to the lawful currency of the United States.

(g)           The table of contents and headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1          Purchase and Sale of Assets.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer, deliver and convey to Buyer free and clear of all Liens, and Buyer will purchase and receive from Seller, all of Seller’s right, title, and interest in and to all of the assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, including goodwill, wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with, the Business (except for the Excluded Assets), including, without limitation, the assets, rights and properties of Seller listed below (collectively, the “Acquired Assets”):

(a)           all Intellectual Property Rights owned or licensed to Seller, including, without limitation, the Seller Owned Intellectual Property identified on Schedule 2.1(a) (“Acquired Intellectual Property Rights”);

(b)           all Technology (including Software) owned or licensed to Seller (collectively, the “Acquired Technology”);

(c)           all tangible hardware assets that are owned or used by Seller that are necessary for the development, compilation, maintenance and operation of the Acquired Technology (“Acquired Hardware”);

(d)           all rights of Seller or its Subsidiaries under Contracts, licenses and other agreements (i) related to or necessary for the development, compilation, maintenance and operation of the

Acquired Technology; (ii) pursuant to which any Person has licensed or granted any right to Seller or its Subsidiaries in any Intellectual Property Rights; (iii) with any of Seller’s customers or prospective customers listed in Schedule 2.1(d)(iii); (iv) with any of Seller’s vendors or circuit providers listed on Schedule 2.1(d)(iv); or (v) set forth on Schedule 2.1(d)(v)  (collectively, the “Acquired Contracts”);

(e)           all owned or leased real property;

(f)            all Books and Records (except as set forth in Section 2.2(a) and Section 2.2(i));

(g)           all Technology, data, documents, papers, materials, databases and records (in paper or electronic format) related to the Business, including past, present, and prospective client, customer, supplier, registered users and advertiser lists and records, related telephone numbers, email addresses and other contact information, referral sources, copies of any documents constituting or relating to the Acquired Contracts, graphics, artwork, technical specifications, financial and accounting records, creative materials, public relations and advertising materials, sales literature and data, photographs, promotional materials, studies, reports, correspondence and other similar data, and any and all Intellectual Property Rights pertaining to the foregoing;

(h)           all Government Permits held or used by Seller in connection with, or required for, the operation and use of the Acquired Intellectual Property Rights, Acquired Technology, Acquired Hardware and Acquired Contracts (the “Assigned Permits”);

(i)            all of the intangible rights and property of Seller, including:  the Seller’s legal name, going concern value, all goodwill associated with any Acquired Asset or the Business (including all goodwill associated with any Trademarks that transferred as part of the Acquired Assets), attorney-client privilege rights (other than such rights arising from the Acquisition Transactions), telephone and telecopy numbers, directory listings, e-mail addresses, and the rights to seek past and future damages with respect to all such intangible rights and property;

(j)            all claims, causes of action, choses in action, defenses, deposits, prepayments, refunds, rights of recovery, rights of set-off, and rights of recoupment, of any kind or character (whether choate or inchoate, known or unknown, contingent or non-contingent) which: (i) arise under the Acquired Contracts, (ii) which arise with respect to past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights and rights to damages and other remedies for past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights, or (iii) otherwise relate to any of the Acquired Assets or Assumed Liabilities;

(k)           all rights to grant releases for past infringement and misappropriation of Seller Owned Intellectual Property Rights;

(l)            all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Acquired Assets;

(m)          the assets and rights specifically set forth on Schedule 2.1(m);

(n)           all computers and other tangible personal property used by the Transferred Business Employees;

(o)           all accounts or notes receivable held by Seller; and

(p)           assets and rights of Seller’s Subsidiaries, the Principal Members or third parties set forth on Schedule 2.1(p), which shall include Intellectual Property Rights and other assets held by such parties (and any such Intellectual Property Rights shall be deemed to be Seller Owned Intellectual Property and Acquired Intellectual Property Rights for all intents and purposes of this Agreement), and which shall be contributed by such Subsidiaries to Seller prior to the Closing.

2.2          Excluded Assets.  The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)           the Seller Charter Documents, qualifications to transact business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(b)           all cash and cash equivalents held by Seller;

(c)           the assets, properties and rights to the extent specifically set forth on Schedule 2.2(c);

(d)           all equity interests, options and other securities of Seller;

(e)           all employee personnel files;

(f)            Seller’s insurance policies;

(g)           Seller’s employee benefit plans, programs, arrangements and agreements and policies, any trusts or insurance policies related thereto, and any right, title or interest in any of the assets thereof or relating thereto;

(h)           the rights of Seller under this Agreement and the Collateral Agreements; and

(i)            all Books and Records of Seller that relate to income Taxes or Excluded Assets; provided, however, Seller agrees that it will provide Buyer with copies of, or reasonable access to, such Books and Records to the extent that any such Books and Records relate to any Acquired Asset or any Assumed Liability or are otherwise reasonably requested by Buyer.

2.3          Liabilities Not Assumed.  Other than the Assumed Liabilities (as defined in Section 2.4 below), Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller or any Subsidiary of Seller (the “Excluded Liabilities”), including (without limitation) those listed below, and Seller shall, as the case may require, retain and pay, satisfy, discharge, and perform all such Liabilities of Seller other than the Assumed Liabilities, including (without limitation) the following Excluded Liabilities:

(a)           Any Liability for (i) Transfer Taxes that are the responsibility of Seller pursuant to Section 3.5 hereof, (ii) Taxes (or the nonpayment thereof) of or with respect to Seller or any Principal Member, (iii) Taxes relating to the Acquired Assets of the Business attributable to any taxable period or portion thereof ending on or prior to the Closing Date and Taxes allocated to Seller pursuant to Section 6.10(b) hereof, (iv) payments under any Tax allocation, sharing, indemnity or similar agreement (whether oral or written), and (v) Taxes of any Person imposed as a transferee or successor, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(b)           Any Liability to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, member, consultant, or agent of Seller, or that such Person was serving at the request of Seller, as a partner, trustee, director, manager, officer, employee, stockholder, member, consultant, or agent of another entity;

(c)           Any Liability as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time caused by any action that occurred or condition that existed on or prior to the Closing Date and in respect of anything done, suffered to be done, or omitted to be done by Seller, or any of its directors, managers, officers, employees, members, consultants, or agents;

(d)           Any Liability pertaining to Seller or its business and arising out of or resulting from noncompliance with any Laws, whether legislatively, judicially or administratively promulgated (including, without limitation, any Liability arising out of or resulting from noncompliance with Environmental Laws by Seller);

(e)           Any Liability of Seller under any Acquired Contract for any acts or events occurring on or prior to the Closing or any breaches or defaults existing under such Contracts as of the Closing;

(f)            Any Liability under any Contract that is not an Acquired Contract, including but not limited to any Liability for express or implied representations, warranties, guarantees or other service commitments under any Contract that is not an Acquired Contract;

(g)           Any Liability of Seller for any violation, misappropriation, or infringement (whether contributory, by inducement, willful, or otherwise) of any Intellectual Property Right of any third party;

(h)           Any Liability relating to any expenses incurred Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby;

(i)            Any Liability of Seller with respect to any insurance policies;

(j)            Any Liability of any Affiliate, member, holder of any security, creditor or investor of Seller of any kind or nature;

(k)           Any Liability relating to any Excluded Asset;

(l)            The Employee-Related Obligations to the extent set forth in Section 6.11(c); and

(m)          obligations and liabilities related to Voice Over Protocol (VOIP) and Plain Old Telephone Service (POTS).

2.4          Assumed Liabilities.  As of the Closing, Buyer hereby agrees to assume the following, and only the following, Liabilities of Seller (collectively, the “Assumed Liabilities”): all Liabilities in respect of, arising out of or in connection with the Acquired Assets, including accounts payable related to the Acquired Contracts set forth on Schedule 2.4, but only to the extent that such Liabilities arise solely from activities or events that occur after the Closing Date and specifically excluding, without limitation: (i) any Liabilities covered by Section 2.3(e) and (ii) any Liabilities arising from a breach by any of the Seller Parties of any of the representations, warranties or covenants contained in this Agreement.

2.5          Purchase Price.  The aggregate purchase price for the Acquired Assets shall be (i) $28,000,000 (A) plus the assumption of the Assumed Liabilities, (B) less the holdback of the Consent Pro-Rata Amounts for those contracts set forth on Schedule 2.5 for which a third-party consent is not obtained at Closing as set forth on Schedule 2.5 (the “Withheld Consent Pro-Rata Amounts”), (C) minus the amount (if any) by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target, (D) plus the amount (if any) by which the Estimated Closing Net Working Capital is more than the Closing Net Working Capital Target (Section 2.5(i)(A)-(D), the “Closing Payment”), (ii) plus payment of the Consent Pro-Rata Amounts set forth on Schedule 2.5 for each agreement set forth therein for which a third party consent is not obtained at the Closing that become payable at the end of the month of which such third-party consents are obtained (the “Payable Consent Pro-Rata Amounts”), provided that, Payable Pro Rata Consents shall be paid at the end of the quarter for which such consents are obtained for any such consents obtained more than sixty (60) days after the Closing, and the (iii) the Earnout Payments set forth in Section 6.6 only to the extent they become due and payable, (the amounts set forth in Section 2.5(i)-(iii), the “Purchase Price”).

(a)           The Purchase Price shall be paid as follows:

(i)            The Closing Payment less (i) the Indemnification Holdback Amount, (ii), subject to Section 2.5(b), Extinguished Liabilities and Extinguished Third Party Expenses to be paid by wire transfer of immediately available funds to an account designated in writing by Seller or such third party to Buyer on the Closing Date (the “Closing Date Payment”);

(ii)           The Indemnification Holdback Amount shall be retained by Buyer at the Closing and held and distributed in accordance with the terms of this Agreement as partial security to satisfy claims made by the Buyer pursuant to ARTICLE VII;

(iii)          To the extent the Earnout Payments become payable, the Earnout Payments pursuant to Section 2.6; and

(iv)          To the extent that Payable Consent Pro-Rata Amounts become payable, the Payable Consent Pro-Rata Amounts.

(b)           Additionally, Buyer shall pay on behalf of Seller and at Seller’s written request the (i) Extinguished Third Party Expenses and (ii) Extinguished Third Party Expenses, subject to the receipt of pay off letters in a form reasonable acceptable to Buyer.

(c)           Schedule 2.5 sets forth (i) each customer agreement or contract set forth on Schedule 3.3(k), (ii) the gross monthly revenue for each such contract, (iii) the gross monthly annualized revenue for each such contract and (iii) the Consent Pro-Rata Amount allocable for such contract.

2.6          Earnout Consideration.  Following the Closing, Seller shall be entitled to receive from Buyer (subject to the terms and conditions set forth in this Section 2.6 and any setoff pursuant to the indemnification obligations set forth in ARTICLE VII) additional cash consideration based on the performance of the Acquired Assets during (i) the fiscal year ended December 31, 2018 (the “2018 Earnout Period”), (ii)  the fiscal year ended December 31, 2019 (the “2019 Earnout Period”) and (iii) the fiscal year ended December 31, 2020 (the “2020 Earnout Period”, each, an “Earnout Period” and collectively, the “Earnout Periods”).  The Earnout Payments shall be determined in accordance with this Section 2.6.  Any determination of an Earnout Payment (if any) is subject to the audit procedures of Buyer, including guidance from internal and external auditors before or after any Earnout Payment.  Section

(a)           Definitions. The definitions applicable to Section 2.6 are set forth on Schedule 2.6

(b)           Conditions.  The conditions applicable to Section 2.6 are set forth on Schedule 2.6

(c)           Earnout Statement.  For each Earnout Payment (other than an Accelerated Earnout Payment), within ninety (90) days of the end of the Earnout Period relating thereto, Buyer shall deliver to Seller a written statement used to calculate such Earnout Payment (each an “Earnout Statement”), and shall promptly supply to Seller documentation and materials supporting the Earnout Statement upon request by Seller.  Within twenty (20) days after receipt of such Earnout Statement (the “Objection Period”), Seller may deliver to Buyer a written statement (an “Objection”) setting forth requests for further information and/or any disagreement with such calculation.  If Seller does not submit an Objection the Objection Period, then the Earnout Payment(s), as set forth in the Earnout Statement from Buyer and based on the written calculation provided, shall be final and deemed binding upon the parties.  If Seller does not deliver an Objection, Buyer shall pay, or cause to be paid, such Earnout Payment to Seller in accordance with this Section 2.6 after completion of the Objection Period, but in no event later than thirty (30) days thereafter, which shall be made by wire transfer of immediately available funds an amount equal to any such Earnout Payment.  If after endeavoring in good faith the parties are unable to resolve the amount of Earnout Revenue, the parties shall promptly thereafter retain an independent accounting firm of recognized international standing that is not the auditor of either the Seller or Parent or Buyer (the “Arbiter”) to resolve any remaining disputes related to the amount of Earnout Revenue.  The dispute, including the amount of any Earnout Revenue, shall be decided by such Arbiter within thirty (30) days of submitting such dispute to the Arbiter and shall be conclusive and binding on Seller and Buyer and Parent.

(d)           Limitations.

(i)            Notwithstanding anything herein to the contrary, Buyer’s obligation to make any Earnout Payment hereunder shall be suspended if any unresolved claim or dispute regarding or arising in connection with the Earnout Payments or this Section 2.6 between Buyer or Parent on the one hand, and Seller on the other hand, remains unresolved.  Upon resolution thereof, Buyer shall make such Earnout Payment within ten (10) Business Days of such resolution or release the portion thereof withheld, as applicable, and as adjusted pursuant to this Section 2.6, subject to and as finally determined according to the procedures set forth in Section 2.6(a).  Notwithstanding anything herein to the contrary, Buyer shall have the right to offset against any Earnout Payment any claims for which it is entitled to indemnification under this Agreement, subject to the limitations on such indemnification set forth in Section 7.1.

(ii)           The right of Seller to receive any Earnout Payment (A) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law); (B) will not be represented by any form of certificate or instrument; (C) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Common Stock of Buyer or Parent; (D) are not redeemable; and (E) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except (x) by operation of law or pursuant to the laws of descent and distribution,  (y) with Buyer’s prior written consent, or (z) to the Members (and any such sale, assignment, pledge, gift, conveyance, transfer or other disposition in violation of this Section 2.6 shall be null and void).

(iii)          Notwithstanding anything in this Section 2.6 Agreement to the contrary, the parties recognize and agree that (A) neither Buyer, Parent nor any of their respective Affiliates has any fiduciary duties to Seller, to operate the Acquired Assets to achieve or maximize achievement of the Earnout Payments and (B) Parent and/or Buyer shall have sole discretion over all development, marketing and sales decisions for any of the Acquired Assets.

(e)           Buyer Corporate Transaction.  In the event that any Buyer Corporate Transaction occurs during the 2019 Earnout Period, then Seller shall be entitled at the closing of the Buyer Corporate Transaction, to the 2019 Accelerated Earnout Payment and the 2020 Accelerated Earnout Payment, only to the extent that the 2019 Accelerated Earnout Payment and 2020 Accelerated Earnout Payment becomes payable. In the event that any Buyer Corporate Transaction occurs during the 2020 Earnout Period, then Seller shall be entitled at the closing of the Buyer Corporate Transaction, to the 2020 Accelerated Earnout Payment, only to the extent that the 2020 Accelerated Earnout Payment becomes payable. Such 2019 Accelerated Earnout Payment or 2020 Accelerated Earnout Payment, if any, shall be subject to the terms and conditions set forth in this Section 2.6 and any setoff pursuant to the indemnification obligations set forth in ARTICLE VII. Such Accelerated Earnout Payment shall be paid by Buyer on the date of the closing of the Buyer Corporate Transaction.

2.7          Delivery of Acquired Assets.  At the Closing, Seller and its Subsidiaries shall, at Seller’s sole cost, in the manner and form, and to the locations, reasonably specified by Buyer, deliver, or cause to be delivered, to Buyer or other Person designated by Buyer (i) all of the Acquired Assets and (ii) in the case of the Seller Owned Intellectual Property or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Seller or its Subsidiaries to Buyer in accordance with Section 6.8 below. Without limiting the foregoing, Seller and its Subsidiaries shall at the Closing, (a) deliver to Buyer solely by electronic transmission in a manner specified by Buyer, all Acquired Assets contained in electronic form, including Source Code, object code, source documentation and all other related materials for Acquired Assets, and (b) execute and deliver to the Buyer such documents and take such actions as reasonably requested by the Buyer to register, evidence and perfect Buyer’s ownership and control of the Acquired Intellectual Property Rights.

2.8          Licensing Arrangements.

(a)           License to Acquired Assets.  Effective as of the Closing, without limiting the obligation of Seller to assign all of its right, title, and interest in and to its Intellectual Property Rights to Buyer and without limiting any of its representations, warranties, or other obligations under this Agreement, if and to the extent that any Intellectual Property Right of Seller or its Subsidiaries is not fully and effectively assigned to Buyer as of the Closing, Seller (and any Subsidiary of Seller) agrees to grant, and does hereby grant, to Buyer and its Subsidiaries, to and under any such Intellectual Property Right (including any such Intellectual Property Right licensed to Seller or any of its Subsidiaries by a third party), a royalty-free, fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable, exclusive (including as to Seller and its Subsidiaries) right and license, with the right to grant and authorize sublicenses (through multiple tiers), to fully exercise, use and exploit the Acquired Assets in any manner and without limitation, including the right and license under Copyrights to copy, create derivative works from, distribute, publicly perform and display and transmit, under Trade Secrets to use and disclose and under Patents to make, have made, use, sell, offer for sale and import.  If Seller does not have the right to grant a license under any Intellectual Property Right of the full scope set forth above, then the license granted under such Intellectual Property Right shall be of the broadest scope that Seller (or any Subsidiary of Seller) has the right to grant.  Seller (and its Subsidiaries) hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Seller (or its Subsidiaries or its employees, agents or consultants) has or may have as to any Seller Owned Intellectual Property.

(b)           Bankruptcy.  The license granted pursuant to Section 2.8(a) is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “Intellectual Property” as defined under the Bankruptcy Code.  Notwithstanding any provision contained herein to the contrary, if Seller, following consummation of the transactions contemplated by this Agreement, is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Seller, as a debtor in possession, rightfully elects to reject the licenses granted to Buyer under this Agreement, Buyer may, pursuant to 11 U.S.C. Section 365(n) retain any and all of Buyer’s rights under such licenses, to the maximum extent permitted by Law.

2.9          Post-Closing Adjustments.

(a)           Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth the Closing Net Working Capital and Buyer’s resulting calculation of the Closing Payment and the calculation of the 2018 Closing Revenue.  The Closing Statement shall be prepared in accordance with the applicable definitions set forth in this Agreement.  Seller shall cooperate as reasonably requested in connection with the preparation of the Closing Statement.  During the thirty (30) days immediately following Seller’s receipt of the Closing Statement and any period of dispute with respect thereto thereafter, Buyer shall provide Seller with reasonable access during normal business hours to the relevant books, records and documents supporting data for purposes of its review of the Closing Statement.  The amounts set forth in the Closing Statement and the resulting calculation of the Closing Payment shall become final and binding on the parties thirty (30) days following Seller’s receipt thereof unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date specifying in reasonable detail the nature and dollar amount of any disagreement so asserted; provided that the Closing Statement and the resulting calculation of Closing Payment and the calculation of the 2018 Closing Revenue shall become final and binding upon the parties upon Seller’s delivery, prior to the expiration of the thirty (30) day period, of written notice to Buyer of its acceptance of the Closing Statement.

(b)           If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with this subsection (b)), and the resulting calculation of the Closing Payment and the calculation of the 2018 Closing Revenue, shall become final and binding upon the parties on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer or (ii) the date any and all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Expert.  The Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Expert in accordance with this Section 2.9(b).  During the twenty (20) days immediately following the delivery of a Notice of Disagreement or such longer period as Seller and Buyer may agree in writing, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement.  At the end of such twenty (20) day period, Seller and Buyer shall submit to the Expert for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement.  Buyer and Seller shall instruct the Expert to make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the terms of this Agreement.  Buyer and the Seller Parties will cooperate with the Expert during the term of its engagement.  Buyer and Seller shall instruct the Expert not to, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand.  Buyer and Seller shall also instruct the Expert to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Statement, the determination of the Closing Net Working Capital and the resulting calculation of the Closing Payment and the determination of the 2018 Closing Revenue shall become final and binding on the parties hereto on the date the Expert delivers its final resolution in writing to Buyer and Seller (which final resolution shall be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Expert shall not be subject to court review or otherwise appealable.  The fees and expenses of the Expert pursuant to this Section 2.9(b) shall be borne one-half by Buyer, on the one hand, and one-half by Seller, on the other hand.

(c)           If the Closing Payment as finally determined in accordance with this Section 2.9 (the “Adjusted Closing Payment”) is less than the Closing Payment (the positive amount by which the Closing Payment exceeds the Adjusted Closing Payment, the “Working Capital Deficit Amount”), then, Buyer may permanently reduce the Holdback Amount by an amount equal to the Working Capital Deficit Amount.  In the event the Holdback Amount cannot be reduced enough to satisfy the Working Capital Deficit Amount, Seller shall within five (5) Business Days) wire, in immediately available funds, to Buyer the amount by which the Working Capital Deficit Amount exceeds the amount the Holdback Amount is able to be reduced.

2.10        Third-Party Consents.  Anything in this Agreement to the contrary notwithstanding, in the event that: (a) an assignment or purported assignment to Buyer of any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer receiving all of the rights of Seller thereunder, and (b) such consent shall not have been obtained prior to the Closing, then (i) Seller shall hold any and all such Contracts in trust for Buyer; and (ii) Seller shall authorize Buyer to perform all covenants, obligations and responsibilities of Seller under such Contracts and (iii) all benefits and rights under such Contracts shall be for Buyer’s account.  In those circumstances, if requested by Buyer, Seller will use commercially reasonable efforts to obtain any such consent promptly after the Closing.  If such consent is not obtained, Seller, at the Buyer’s request, shall cooperate with Buyer in any reasonable arrangement to provide Buyer with the full claims, rights and benefits under any such Contract, including granting Buyer sublicenses and passing through to Buyer the right to use services and Technology provided by third Persons, and including enforcement at the cost and for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by Seller in respect thereof shall be held for and promptly paid over to Buyer.

2.11        Withholding.  Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local, or non-U.S. Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

CLOSING AND CLOSING DELIVERIES

3.1          Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 3570 Carmel Mountain Rd., Suite 200, San Diego, California 92130, on or around August 1, 2018, unless another time or place is mutually agreed upon in writing by Buyer and Seller.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

3.2          Buyer Deliveries.  As consideration for the sale of the Acquired Assets, Buyer shall deliver the following at the Closing against delivery by Seller of the items and documents described in Section 3.3:

(a)           duly executed copy of the Bill of Sale in the form attached hereto as Exhibit A;

(b)           duly executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(c)           duly executed copy of the Buyer Officer’s Certificate in the form attached hereto as Exhibit C;

(d)           duly executed Offer Letters substantially in the form attached hereto as Exhibit E-1; and

(e)           duly executed counterpart signature page of the Transition Services Agreement in the form attached hereto as Exhibit H.

3.3          Seller Deliveries.  Seller shall, at its sole cost and expense, deliver the following to Buyer at the Closing against delivery by Buyer of the items and documents described in Section 3.2:

(a)           all Books and Records and other documents contemplated pursuant to Section 2.1(e) above and except as permitted by Section 2.2(a) and Section 2.2(i);

(b)           duly executed copy of the Bill of Sale in the form attached hereto as Exhibit A;

(c)           duly executed copies of the Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(d)           duly executed Seller Officers’ Certificate in the form attached hereto as Exhibit D;

(e)           duly executed Assignment(s) of Seller Registered Intellectual Property Rights in the form(s) attached hereto as Exhibit E;

(f)            Offer Letters and Proprietary Information and Invention and Assignment Agreements substantially in the forms attached hereto as Exhibit F-1 and Exhibit F-2, respectively, duly executed by each of the Transferred Business Employees;

(g)           duly executed counterpart signature pages (executed by the Seller Parties, as applicable) of the Transition Services Agreement in the form attached hereto as Exhibit H;

(h)           copies of all necessary resolutions of Seller, certified by the Chief Executive Officer of Seller, as to the authorization of this Agreement and the transactions contemplated hereby;

(i)            Financial Information Statement, which shall be delivered not more than two (2) days prior to the Closing;

(j)            certificates of good standing, dated not more than three (3) Business Days prior to the Closing Date, from the Secretary of State (or equivalent regulatory authority) of the State of South Carolina and each state in which Seller is qualified to do business, evidencing the good standing (or similar concept as recognized by each jurisdiction) of Seller in each such jurisdiction;

(k)           duly executed Contract Consents and Assignments set forth on Schedule 3.3(k) and any other consents required to assign to Buyer all rights of Seller under the Acquired Contracts, each in a form reasonably acceptable to Buyer (including, without limitation, that such consents do not condition such consent on amendments or variations to the terms of the Contracts);

(l)            Power of Attorney, duly executed by Seller, witnessed and notarized;

(m)          duly executed and acknowledged certification from Seller conforming to the requirements of Treasury Regulations section 1.1445-2(b), stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code in the form attached hereto as Exhibit I;

(n)           evidence of (i) the release of any and all Liens affecting any of the Acquired Assets (including, without limitation, evidence of the filing of all UCC Termination Statements), other than Permitted Encumbrances, and (ii) the satisfaction of the Extinguished Liabilities and Extinguished Third Party Expenses upon payment by Buyer, to the extent paid by Buyer pursuant to Section 2.5;

(o)           agreements terminating or amending the agreements identified on Schedule 3.3(o) in form reasonably acceptable to Buyer;

(p)           Evidence satisfactory to Buyer that the assets and rights of Seller’s Subsidiaries, the Principal Members and third parties set forth on Schedule 2.1(p), has been contributed by such parties to Buyer effective immediately prior to the Closing; and

(q)           such other instruments, documents, or certifications as Buyer may reasonably request to document and transfer title to any Acquired Assets to Buyer in accordance with this Agreement or to permit Buyer properly to identify and account for each Assumed Liability (the instruments referred to in Sections (a) through (q)) and the Key Person Agreements, being referred to herein as the “Collateral Agreements”).  The Acquired Assets shall be delivered to Buyer at its principal place of business located at 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024.

3.4          Post-Closing Deliveries.  To the extent that Buyer cannot be granted possession by Seller of any Acquired Assets at the Closing or to the extent Seller comes into possession of any Acquired Asset after the Closing, such Acquired Assets shall be held by Seller in trust for and on behalf of Buyer, and Seller shall bear all risk of loss thereof.  Seller shall promptly notify Buyer in writing at such time as it is able to deliver possession of such Acquired Asset to Buyer, and shall thereafter, at Seller’s sole cost and expense, promptly deliver such Acquired Asset to a location reasonably specified by Buyer; provided, however, that, in connection with any instruments received by Seller that represent payment for any Acquired Assets, Seller shall deliver such instruments to Buyer endorsed with Seller’s endorsement not later than two Business days after receipt thereof by Seller, together with a notice setting forth the source, nature, and circumstances of Buyer’s receipt of such instrument.  The parties agree that with respect to any such instrument, Seller is transferring such instrument to Buyer as an accommodation under this Agreement and Seller’s delivery of such instrument shall not constitute a guarantee from Seller of the validity or collectability of such instrument.

3.5          Sales, Transfer, and Use Taxes.  Seller shall bear and pay any sales, use, transfer or similar Taxes arising out of the sale and assignment of the Acquired Assets to Buyer (the “Transfer Taxes”).  Seller shall timely file or cause to be timely filed all necessary documents (including all Tax Returns) with respect to all Transfer Taxes.  To the extent permitted by Law, Parent, Buyer and Seller shall use commercially reasonable efforts to minimize such Transfer Taxes, including without limitation, through the electronic transfer of software and other assets where reasonably possible.

3.6          Further Assurances.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right and title to and possession of any Acquired Asset, free and clear of all Liens, the members, officers, managers and directors of Seller, as the case may require, or any successor to the assets and liabilities of Seller shall be fully authorized to take in the name of Seller, and will take, all such lawful and necessary and/or desirable actions (including obtaining any required consents or approvals).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL MEMBERS

Seller and each Principal Member, jointly and severally, hereby represent and warrant to Parent, Buyer, subject to the exceptions specifically disclosed in the schedule of exceptions attached hereto as Exhibit J (the “Disclosure Schedule”), as follows.  Each exception or disclosure set forth in the Disclosure Schedule shall reference the specific section, subsection, and paragraph number of this ARTICLE IV to which such exception or disclosure relates, and in no event will any disclosure or information set forth in the Disclosure Schedule that is not identified under appropriate caption referencing such section, subsection, and paragraph be deemed to qualify any of the other representations.

4.1          Organization.

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of South Carolina and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.  The Seller possess all requisite corporate power and authority necessary to own and operate its properties, to carry on the Business and to carry out the transactions contemplated by this Agreement.  The copies of Seller’s articles of organization and operating agreement, which have been furnished to Buyer’s counsel, reflect all amendments made thereto at any time prior to the date hereof and are correct and complete.  The minute books (containing the records of meetings of the members, the managers, if any), and the record books the Seller are correct and complete in all material respects.  Seller is not in default under or in violation of any provision of its respective articles of organization, operating agreement, certificate of formation, or limited liability company agreement, as applicable.

(b)           Schedule 4.1(b)4.1(b) of the Disclosure Schedule lists the manager(s) or managing member(s), the directors and officers of Seller.

(c)           Schedule 4.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which Seller has employees or facilities or otherwise has conducted its business since inception (specifying the existence of employees or facilities in each such state or jurisdiction).

4.2          Subsidiaries.

(a)           Schedule 4.2 of the Disclosure Schedule sets forth a true, correct and complete list of each of the Seller’s Subsidiaries, including the percentage of equity interests held by Seller in each of such Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its Organization and has all requisite corporate power and authority necessary to own and operate its properties, to carry on the Business and to carry out the transactions contemplated by this Agreement.

(b)           Schedule 2.1(p) sets forth a true, correct and complete list of the assets and Contracts held by the Subsidiaries and used in the operation of the Business.

4.3          Authority and Enforceability.

(a)           Each of Seller and each of the Members has all requisite corporate power and authority to execute and deliver this Agreement, the Collateral Agreements, as applicable, and each other agreement, document, instrument and certificate contemplated by this Agreement or the Collateral Agreements, or any other documents to be executed in connection with the consummation of the transactions contemplated hereby and thereby to which it is a signatory (collectively, the “Seller Documents”), to perform its obligations under this Agreement and the Seller Documents, and to consummate the transactions contemplated hereby and thereby.  Each Principal Member and Transferred Business Employee has all requisite power and authority to execute and deliver the Seller Documents to which such Person is a signatory, to perform such Principal Member’s or Transferred Business Employee’s obligations (as applicable) under this Agreement and the Seller Documents, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Documents by the Seller Parties, and the performance by the Seller Parties of their respective obligations under this Agreement and the Seller Documents, and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller Parties, and no further corporate action is required on the part of any of the Seller Parties to approve this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby.

(b)           Seller’s members and manager have unanimously determined that it is fair to, advisable and in the best interests of Seller and its members to enter into the Acquisition upon the terms and subject to the conditions of this Agreement, and has unanimously approved this Agreement, the Seller Documents, the Acquisition and the other transactions contemplated hereby and thereby and has unanimously resolved to recommend that the Seller’s holders of Interests adopt and approve this Agreement and approve the Acquisition and the other transactions contemplated hereby. The vote of Seller’s holders of Interests required to approve this Agreement, the Seller Documents, the Acquisition, and the transactions contemplated hereby and thereby is 100% (collectively, the “Required Seller Approvals”).  Holders of a sufficient number of Interests necessary to obtain the Required Seller Approvals have, contemporaneously with the execution and delivery of this Agreement, approved the Acquisition, this Agreement and the Collateral Agreements.

(c)           This Agreement and the Seller Documents have been duly executed and validly delivered by Seller and the Principal Members.  This Agreement and the Seller Documents constitutes a valid and binding obligation of Seller and the Principal Members, enforceable against Seller and the Principal Members in accordance with the terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4          No Conflict.  The execution and delivery of this Agreement and the Collateral Agreements by the Seller Parties that are signatories thereto does not, the consummation of the transactions contemplated hereby and thereby will not, and the performance of this Agreement and the Collateral Agreements by the Seller Parties will not, (i) Conflict with or violate any of the Seller Charter Documents; (ii) Conflict with or violate any Law applicable to Seller (or any of its Subsidiaries) or by which Seller’s properties (including, without limitation, the Acquired Assets) is bound or affected; (iii) Conflict with any Contract or permit to which Seller (or any of its Subsidiaries) is a party or by which any of the properties or assets of Seller (or any Subsidiary) are bound; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller (or any of its Subsidiaries), or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien on, any of the Acquired Assets pursuant to any Contract to which Seller (or any of its Subsidiaries) is a party or by which any Acquired Asset is bound or affected.  Without limiting the foregoing, there are no existing Contracts, options, or commitments, whether written or oral, granting to any Person the right to acquire any of Seller’s (or any of its Subsidiaries’) right, title, or interest in or to any of the Acquired Assets or any interest therein.

4.5          Capitalization.

(a)           Outstanding Securities.  The entire authorized membership interests of Seller consist of the Interests, which are held by the Persons with the domicile addresses and in the amounts set forth on Schedule 4.5(a) of the Disclosure Schedule which further sets forth for each such Person the Interests held by such Person, the number of Interests subject to repurchase, whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the Acquisition Transactions, the vesting schedule for such Interests.  All of the outstanding membership interests of Seller have been validly issued and are fully paid and non-assessable.  Other than the Interests, Seller has not issued any options, warrants, stock purchase rights.

(b)           No Other Securities.  Except as set forth in Schedule 4.5(a) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Interests or other securities of Seller; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Interests (or cash based on the value of such shares) or other securities of Seller; (iii) Contract under which Seller is or may become obligated to sell or otherwise issue any Interests or any other securities, including any promise or commitment to grant options or other securities of Seller to an employee of or other service provider to Seller; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Interests or other securities of Seller.

(c)           Legal Issuance.  All outstanding Interests and all other securities that have ever been issued or granted by Seller have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in all applicable Contracts.  None of the outstanding Interests were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of Seller.  Schedule 4.5(c) of the Disclosure Schedule accurately identifies each Contract relating to any securities of Seller that contains any information rights, registration rights, or financial statement requirements.

4.6          Financial Statements; Financial Information Relating to Acquired Assets.

(a)           Seller Financial Statements.  Schedule 4.6(a) of the Disclosure Schedule sets forth (i) the Seller’s audited consolidated balance sheet as of December 31, 2017, and the related audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended and (ii) the Seller’s unaudited consolidated balance sheet as of June 30, 2018, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the six (6) month period then ended, (the “Seller Financial Statements”).  The Seller Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other.  The Seller Financial Statements present fairly the Sellers’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.  The Sellers’s audited consolidated balance sheet as of December 31, 2017 (the “Reference Balance Sheet Date”) is referred to hereinafter as the “Reference Balance Sheet.”  Seller has identified all uncertain Tax positions contained in all Tax Returns filed by Seller and has established adequate reserves and made any appropriate disclosures in the Seller Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(b)           Accounts Payable and Accrued Liabilities.  Schedule 4.6(b) of the Disclosure Schedule provides as of the date hereof an accurate and complete list of (i) each outstanding account payable; (ii) each Liability classified as an “Accrued Liability;” (iii) each account payable created, recorded or accrued since the Reference Balance Sheet Date (with all invoices and other payment obligations received and recorded since the Reference Balance Sheet Date having been accurately and properly recorded and accrued); and (iv) all other outstanding Liabilities of Seller and its Subsidiaries.  For each outstanding account payable, Schedule 4.6(b) identifies the vendor or other party to whom Seller or its Subsidiaries has a payment obligation.

(c)           Contract Obligations.  Schedule 4.6(c) of the Disclosure Schedule sets forth (i) for all Acquired Assets any cash payment obligations under such Acquired Assets, including Acquired Contracts, a table setting forth the amount(s) of such payment(s) obligations and the due dates therefor and (ii) for all Acquired Contracts, any cash amounts received in amount greater than $10,000 individually with respect to services that have not been rendered as of the date hereof, including a table setting forth the amount(s) received, the date received and the outstanding services to be rendered.

(d)           No Undisclosed Liabilities.  Neither Seller nor any of its Subsidiaries has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) not reflected in the Reference Balance Sheet other than (i) Liabilities incurred by Seller (or any of its Subsidiaries) in the Ordinary Course of Business since the Reference Balance Sheet Date that are not individually or in the aggregate, material to Seller, and (ii) liabilities otherwise disclosed in Schedule 4.6(d) of the Disclosure Schedule.  All reserves that are set forth in or reflected in the Reference Balance Sheet have been established in accordance with GAAP consistently applied.

(e)           All books, records and accounts made available by Seller to Buyer are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  Seller and its Subsidiaries maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

4.7          Tax Matters.

(a)           All Tax Returns that are required to have been filed by or with respect to Seller, the Acquired Assets and the Business have been filed on a timely basis (taking into account all valid extensions of time to file that have been granted) and all such Tax Returns were in all material respects accurate, complete and prepared in compliance with all applicable Laws.  All Taxes owed by or with respect to Seller, the Acquired Assets and the Business, whether or not shown on any Tax Return, have been timely paid.

(b)           No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation or required to file Tax Returns by that jurisdiction.  Seller has not given, and is not subject to, any currently effective waiver of any statute of limitations in respect of Taxes related to the Acquired Assets or the Business or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency related to the Acquired Assets or the Business.  Seller is not currently a beneficiary of any extension of time within which to file any Tax Return.

(c)           Seller and each Subsidiary of Seller has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor, creditor, member or other Person, and all IRS Forms W-2 and 1099 (or any similar reporting form) required with respect thereto have been properly completed and timely filed with the appropriate Governmental Entity and timely provided to the required Persons.

(d)           Seller is not a party to any, and none of the Acquired Assets is a, Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(e)           There is no dispute or claim concerning any liability for any Taxes of Seller or with respect to the Acquired Assets or the Business claimed or raised by any Governmental Entity.  Neither Seller nor any Member of Seller nor any Principal Member has received any notice from a Governmental Entity indicating an intent to open an audit or other review or request for information related to Tax matters related to the Acquired Assets or the Business.

(f)            There are (and immediately following the Closing there will be) no Liens on any of the Acquired Assets relating to or attributable to Taxes.

(g)           Seller has never been a member of an affiliated group filing a consolidated federal income Tax Return, and has no Liability for the Taxes of any Person other than Seller.

(h)           None of the Acquired Assets is stock, partnership interests, membership interests, or any other equity interest in a Person for U.S. federal income Tax purposes.

(i)            There is no Contract to which Seller or its Subsidiaries is a party covering any Business Employee, which, individually or collectively, could give rise to the payment of any amount that would not be, or could reasonably be expected not to be, deductible pursuant to Sections 280G or 404 of the Code in connection with or as a result of the Acquisition, either alone or in conjunction with any other event (whether contingent or otherwise).  No payment or benefit which has been, will be or may be made with respect to any Business Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code in connection with or as a result of the Acquisition, either alone or in conjunction with any other event (whether contingent or otherwise).  Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will require a “gross-up” or other payment to any Business Employee.  There is no Contract to which a Seller, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Business Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(j)            Seller has reviewed with its own Tax advisors the Tax consequences of the transactions contemplated by this Agreement, and is relying solely on such advisors regarding such Tax consequences.

(k)           Seller, and each of its Subsidiaries, is, and has been since its formation, a partnership for U.S. federal income tax purposes.

4.8          Absence of Changes.  Since December 31, 2017, and except as contemplated by this Agreement, Seller and its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Seller Material Adverse Effect, and without limiting the generality of the foregoing:

(a)           Other than in the Ordinary Course of Business, neither Seller nor any of its Subsidiaries has sold, assigned, licensed, leased, transferred, conveyed, or committed itself to sell, assign, license, lease, transfer, or convey any of the Acquired Assets; and neither Seller nor any of its Subsidiaries has sold, assigned, licensed, leased, transferred, conveyed or committed itself to sell, assign, license, lease, transfer or convey any other asset or property, whether real, personal, or mixed, that would otherwise be included in the Acquired Assets if they were held by Seller as of the Closing Date;

(b)           neither Seller nor any of its Subsidiaries has merged with, entered into any consolidation with, or acquired an equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division, line or business thereof;

(c)           neither Seller nor any of its Subsidiaries has made any material changes in its customary methods of operations, including without limitation, practices and policies relating to marketing, selling, and pricing;

(d)           neither Seller nor any of its Subsidiaries has entered into any Contract with any Employee (or with any relative, beneficiary, spouse, or Affiliate of such Employee);

(e)           neither Seller nor any of its Subsidiaries has allowed any permit that would constitute an Assigned Permit if in place on the Closing Date to lapse or terminate;

(f)            neither Seller nor any of its Subsidiaries has failed to maintain any Acquired Asset in good repair and operation condition, ordinary wear and tear accepted;

(g)           There has been no destruction of, damage to, or loss of any of the Acquired Assets, and no event, circumstance, or condition has occurred that has impaired or reduced the value of any Acquired Asset, and neither Seller nor any of its Subsidiaries has written down or written up the value of any Acquired Asset or revalued any Acquired Asset, nor has it failed to write down, write up, or revalue any Acquired Asset under circumstances where it would have been required to do so under GAAP;

(h)           There has been no acceleration, termination, modification, cancellation, or amendment of or required payment of (or credit for) liquidated damages (whether pursuant to any service level agreement or otherwise) under any Acquired Contract;

(i)            neither Seller nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to any Acquired Asset;

(j)            neither Seller nor any of its Subsidiaries has repurchased or redeemed, or otherwise paid any dividend or made any distribution with respect to, any of its outstanding equity interests or any other outstanding securities;

(k)           neither Seller nor any of its Subsidiaries has failed to pay any creditor any amount owed to such creditor when due, delayed or postponed the payment of accounts payable or other Liabilities or requested that any vendor or service provider hold or delay any invoices or billing statements;

(l)            neither Seller nor any of its Subsidiaries has made any increase or decrease, or announced any increase or decrease, in the wages, salaries, compensation, bonuses, incentives, severance, pension or any other benefits payable by Seller to any Employee, including, without limitation, any increase or change pursuant to any Employee Benefit Plan; and

(m)          There has been no agreement, whether in writing or otherwise, by Seller, any of its Subsidiaries or any Employee to take any of the actions specified in this Schedule 4.7, and none of Seller, any of its Subsidiaries, the Principal Members or any Employee has granted any options to purchase, rights of first refusal, rights of first offer, or any similar rights with respect to any of such actions (in each case, other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

4.9          Legal and Other Compliance.  Seller (and its Subsidiaries) has at all times conducted, and will continue to conduct, Seller’s business, and has at all times operated, and will continue to operate, the Acquired Assets, in accordance with all applicable Laws and Governmental Orders (including Environmental Laws and CAN-SPAM).  Neither Seller nor any of its Subsidiaries has at any time been in violation of any such Law or Governmental Order that has had or could reasonably be expected to have a Seller Material Adverse Effect.  No Action or Proceeding has been filed or commenced or, to the knowledge of Seller, threatened, against Seller or any of its Subsidiaries alleging any failure to comply with any such Law or Governmental Order, nor is there any reasonable basis therefor or, to the knowledge of Seller, threat thereof.  Schedule 4.9 of the Disclosure Schedule sets forth a brief description of each Governmental Order, if any, applicable to Seller and any of its Subsidiaries.

4.10        Material Contracts; Assigned Contracts.

(a)           Schedule 4.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, each of the following Contracts currently in effect (identified by the subclause of this Section (a) to which such Contract applies) to which Seller or any of its Subsidiaries is a party or by which any of the Acquired Assets or the Business are bound or that otherwise relate to the Acquired Assets or the Business (such Contracts, and to the extent not contemplated pursuant to this Schedule 4.10, all Contracts relating to Intellectual Property set forth on Schedule 4.13 of the Disclosure Schedule and each Acquired Contract, being “Material Contracts”):

(i)            each Contract for the sale, license, subscription or other provision of any Seller Products or any other products of or services by Seller or its Subsidiaries other than non-exclusive licenses granted by Seller or its Subsidiaries in the ordinary course pursuant to Seller’s standard form of end user license agreement made available to Buyer prior to the date hereof (“Standard End User Terms”);

(ii)           all Contracts (A) limiting the freedom of Seller or its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Seller Owned Intellectual Property or Seller Products, (B) under which Seller or its Subsidiaries grants or receives most favored nation pricing, exclusive sales, distribution, marketing rights or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms, or (C) otherwise limiting the right of Seller or its Subsidiaries to (1) sell, distribute or manufacture any products or services, (2) purchase or otherwise obtain any services or any Software or other Technology, or (3) grant resale or distribution rights to third parties;

(iii)          all Contracts providing for the development of any Software, content (including textual, visual, or graphics content) or Intellectual Property by or for (or for the benefit or use of) Seller or its Subsidiaries;

(iv)          all Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller or its Subsidiaries, including indentures, guarantees, loan or credit agreements, promissory notes, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(v)           all Contracts with any Governmental Entity;

(vi)          all Contracts providing for the lease of real or personal property;

(vii)         all Contracts or any group of related Contracts under which payment has already been received by Seller or its Subsidiaries (whether in whole or in part) but which requires that Seller or its Subsidiaries perform services or deliver products after the Closing Date;

(viii)        all Contracts pursuant to which Seller or its Subsidiaries has granted, or may grant in the future, to any Person a source-code license or option or other right to use or acquire Source Code of Seller Products (including any Source Code escrow agreements);

(ix)          any Contract relating to the disposition or acquisition of any assets that would constitute a sale or transfer of assets not in the Ordinary Course of Business;

(x)           any joint marketing, strategic alliance, joint venture or similar Contract or any Contract pursuant to which Seller or its Subsidiaries has any obligations to jointly develop any Intellectual Property;

(xi)          Out-Licenses;

(xii)         In-Licenses;

(xiii)        any settlement agreement under which Seller or its Subsidiaries has any ongoing obligations;

(xiv)        any Contract that requires ongoing payment of royalties or periodic fees by Seller or its Subsidiaries;

(xv)         any Contract with any distributor, reseller, value added reseller, dealer, sales representative, OEM or any other similar Contracts;

(xvi)        any Contract pursuant to which Seller or its Subsidiaries has acquired a business or entity, or any material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise;

(xvii)       any Contract under which Seller or its Subsidiaries (i) is committed to provide products or services at a later date at a fixed price or (ii) has provided products or services, but which have not yet been accepted thereunder;

(xviii)      all Contracts containing covenants of Seller or its Subsidiaries not to solicit or hire any Person with respect to employment;

(xix)        all Contracts under which Seller or its Subsidiaries has made advances or loans to any other Person (except for reasonable advances to Employees of Seller for travel and business expenses in the Ordinary Course of Business consistent with past practices);

(xx)         all Contracts of guaranty or surety or indemnification, direct or indirect, by Seller or its Subsidiaries;

(xxi)        all Contracts (or group of related Contracts) that (A) involve the expenditure of more than $25,000 annually or $50,000 in the aggregate (the “Vendor Contracts”), (B) involve the receipt of more than $25,000 annually or $50,000 in the aggregate (“Customer Contracts”), (C) or require performance by any party more than one year from the date hereof;

(xxii)       all Contracts providing for indemnification and similar arrangements for any members of the board of directors, or any other director, manager, officer or Employee of Seller;

(xxiii)      all Contracts between Seller or its Subsidiaries and (A) any member or any other current officer, manager or director of Seller or its Subsidiaries or (B) any other Affiliate of Seller or its Subsidiaries;

(xxiv)     all employee benefit, pension, health, deferred compensation, post-employment, post-retirement and profit-sharing plans or programs;

(xxv)      all stock ownership plans, stock option and stock appreciation rights plans, incentive stock option plans, bonus plans or similar arrangements; and

(xxvi)     all other Contracts, whether or not made in the Ordinary Course of Business, which are material to Seller or its Subsidiaries or the conduct of its business, or the absence of which could, individually or in the aggregate, reasonably be expected have a Seller Material Adverse Effect.

(b)           True and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto, have been delivered to Buyer.

(c)           Schedule 4.10(c)(i) of the Disclosure Schedule sets forth a true, correct, and complete summary of the current material terms of each Customer Contract, including, but not limited to property code, property name, customer name, beds, units, current monthly per bed or unit rates, contract term start date, contract term end date. Schedule 4.10(c)(ii) of the Disclosure Schedule sets forth a true, correct and complete summary of the current material terms of each Vendor Contract, including, but not limited to, vendor name, term, contract term end date and minimum required expenditures.  In addition, any summaries of Material Contracts, including summaries provided from Contractworks, that are provided in the Disclosure Schedule are true and correct summaries of such Material Contracts.

(d)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller (or its Subsidiaries) and, to the knowledge of Seller, of the other parties thereto enforceable against each of them in accordance with its terms.  Neither Seller nor any of Seller’s Subsidiaries is in breach of or default under any Material Contract, nor, to the knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of Seller (or its Subsidiaries) or any other party thereunder.  Neither Seller nor any of Seller’s Subsidiaries has been or is required to make any payment of (or grant any credit for) liquidated damages for breach of any Material Contract (whether pursuant to a service level agreement or otherwise.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract.  No Person has a contractual right pursuant to the terms of any Material Contract to renegotiate any amount paid or payable to Seller (or its Subsidiaries) under any Material Contract or any other material term or provision of any Material Contract.

(e)           There is no Contract granting any Person any preferential right to purchase any asset of Seller or its Subsidiaries or any securities of Seller or its Subsidiaries.

4.11        Privacy.

(a)           Schedule 4.11(a) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by Seller or its Subsidiaries through Internet websites owned, maintained or operated by Seller or its Subsidiaries (“Seller Sites”), and through any products or services provided to customers of Seller or its Subsidiaries (“Seller Services”).  “Personally Identifiable Information” means (i) any natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer, user, or account number, or any biometric identifier, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for Seller or its Subsidiaries allows the identification or location of, or contact with, a natural person or a particular computing system or device (and for greater certainty includes all such information with respect to employees) and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.  The Seller and its Subsidiaries has complied with: (x) all applicable Laws, contractual and fiduciary obligations relating to (i) the privacy of users of Seller Sites and Seller Products and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by Seller or its Subsidiaries and (y) its internal privacy policies.  At all times since inception, Seller and its Subsidiaries has provided accurate notice of its privacy practices on all Seller Sites and these notices have not contained any material omissions of Seller’s or any of Seller’s Subsidiary’s privacy practices.  The execution, delivery and performance of this Agreement by Seller complies with all applicable Laws relating to privacy and with Seller’s and Seller Subsidiary’s privacy policies.

(b)           Protection of Personally Identifiable Information.  With respect to all Personally Identifiable Information described in Schedule 4.11(a) of the Disclosure Schedule, Seller and its Subsidiaries has at all times taken the steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to, unauthorized disclosure or other misuse of that Personally Identifiable Information.  No claims have been asserted against Seller or its Subsidiaries by any Person alleging a violation of any Person’s rights under the privacy policies of Seller or its Subsidiaries.

4.12        Title to Properties, Absence of Liens, Condition of Equipment.

(a)           Seller has good, valid, and marketable title to, or in the case of leasehold interests, valid and subsisting leasehold interests in, each Acquired Asset, free and clear of all Liens (excluding Permitted Encumbrances), including without limitation any Liens with respect to the financial lease with Dell Financial Services, LLC.  Neither Seller nor any of its Subsidiaries owns or has ever owned any real property nor is the ownership of real property by the Seller or its Subsidiaries necessary for the conduct of the Business.  Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey, and deliver the Acquired Assets to Buyer without penalty or other adverse consequences.  As of the Closing, Buyer will have good, valid, and marketable title, or in the case of leasehold interests, valid and subsisting leasehold interests in, each Acquired Asset, free and clear of all Liens (excluding Permitted Encumbrances), including without limitation any Liens with respect to the financial lease with Dell Financial Services, LLC, without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

(b)           No reasonable basis exists for the assertion of any claim which, if adversely determined, could result in a Lien (other than Permitted Encumbrances) on any Acquired Asset or otherwise adversely affect any Acquired Asset or the ownership, operation, maintenance, or use by Buyer of any Acquired Asset or the ability of Buyer to market, sell, lease, license, assign, or transfer any Acquired Asset.

(c)           The Acquired Assets are in good operating condition and repair.  Seller owns all right, title and interest in and to the Acquired Assets and the Acquired Assets constitute all of the properties, assets, and rights that (i) form a part of the Business; (ii) are used, held for use, or intended to be held for use in the Business; and (iii) are necessary to conduct the Business as currently conducted or currently contemplated to be conducted.  None of the Excluded Assets (i) form a part of the Business; (ii) are used, held for use, or intended to be held for use in the Business; or (iii) are necessary to conduct the Business as currently conducted or currently contemplated to be conducted.

(d)           Schedule 4.12(d) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Seller or its Subsidiaries or otherwise used or occupied by Seller or its Subsidiaries for the operation of its business (the “Seller Leased Property”).  No party other than Seller or its Subsidiaries has the right to occupy any Seller Leased Property.

(e)           Seller is in custody and control of each of the Acquired Assets being sold and transferred by Seller to Buyer pursuant to this Agreement and the Collateral Agreements.  No other Person has any record or possessory interest in any Acquired Asset.

(f)            Seller has sole and exclusive ownership, free and clear of any Liens (other than Permitted Encumbrances), of all customer and user lists, contact information, correspondence, and payment and purchasing histories (the “Customer Information”).  No Person other than Seller possesses any claims or rights with respect to use of the Customer Information, except with respect to the rights of customers, if any, to enforce restrictions on use of Customer Information arising under applicable privacy or similar laws.  The collection, interception, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing, and security of the Customer Information is and at all times has been in compliance with all privacy or similar Laws and will not give rise to any third party claims.

4.13        Intellectual Property.

(a)           Schedule 4.13(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Products.

(b)           Schedule 4.13(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Seller or its Subsidiaries (solely or jointly with third parties) (the “Seller Registered Intellectual Property Rights”), indicating for each item the registration or application number, any filing or registration dates, a complete list of inventors, and the applicable filing jurisdiction.  Each Seller Registered Intellectual Property Right is valid and subsisting, and all necessary registration, maintenance, and renewal fees in connection with such Seller Registered Intellectual Property Rights have been paid, and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark, and other authorities in the United States and foreign jurisdictions, as the case may require, for the purposes of perfecting, prosecuting, and maintaining such Seller Registered Intellectual Property Rights.  There are no actions that must be taken by Seller or its Subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions (or actions of any equivalent authority anywhere in the world), documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.  Neither Seller nor any of its Subsidiaries know of any information or fact that would render any of the Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Seller Registered Intellectual Property Right, and neither Seller nor any of its Subsidiaries has misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

(c)           Each item of Seller Owned Intellectual Property is free and clear of all Liens.  Seller is the exclusive owner, and has good title against all others, of all right, title, and interest in, to, and under all Seller Owned Intellectual Property.

(d)           All Seller Owned Intellectual Property will be fully transferable, alienable, and licensable by Buyer, without restriction and without payment of any kind to any third party.

(e)           Except Commercial Software, Open Source Software and Intellectual Property licensed to Seller pursuant to the In-Licenses, all Intellectual Property used in or necessary to the conduct of the Business was written and created solely by either: (i) Employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, title and interest in such Intellectual Property, including Intellectual Property Rights therein, to Seller.

(f)            All Employees have entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Intellectual Property Rights created by such employee in the scope of his or her employment with Seller.  Without limiting the foregoing, Seller has, and enforces, a policy requiring each Employee to execute a proprietary information, confidentiality and invention assignment agreement, in the form attached as Schedule 4.13(f) of the Disclosure Schedule, and all current and former Employees have executed such an agreement in such form as of the date of commencement of their employment.

(g)           Seller and its Subsidiaries has taken all steps that are reasonably required to protect its rights in confidential information and Trade Secrets of Seller and its Subsidiaries or provided by any other person to Seller or its Subsidiaries.

(h)           Neither Seller nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive right to use or joint ownership of, any Intellectual Property Right that is or at the time of the transfer, was a Seller Owned Intellectual Property Right, to any other Person.

(i)            Schedule 4.13(i) of the Disclosure Schedule lists: (i) all Contracts to which Seller or any of its Subsidiaries is a party with respect to any Intellectual Property Rights licensed from any third party (other than Intellectual Property Rights relating to Commercial Software or Open Source Software) (“In-Licenses”); and (ii) as specified under the separate caption “Material Software,” a summary description of all Software that is material to the Business or operations of Seller or any of its Subsidiaries and a summary of terms of any and all licenses or other Contracts relating thereto.  Neither Seller nor any of its Subsidiaries is in breach of or default under any In-License or any Contracts granting Seller or its Subsidiaries rights to use Commercial Software or Open Source Software, and, to the knowledge of Seller, no other party to any such Contract is in breach thereof or default thereunder.

Following the Closing, Buyer will be permitted to exercise all of Seller’s and its Subsidiaries’ rights under the In-Licenses to the same extent Seller and its Subsidiaries would have been able to had the transactions contemplated under this Agreement not occurred.  Other than as set forth under the caption “Material Software” on Schedule 4.13(i) of the Disclosure Schedule, there exists no Software that is material to the Business or operations of Seller or its Subsidiaries or that affects in any material way any of the Acquired Assets.

(j)            Schedule 4.13(j) of the Disclosure Schedule lists all Contracts, licenses and agreements to which Seller or any of its Subsidiaries is a party and under which Seller or any of its Subsidiaries has granted, licensed or provided any Seller Owned Intellectual Property to third parties (“Out-Licenses”), other than (i) licenses pursuant to which Seller or any of its Subsidiaries has granted rights to contractors or vendors to use Seller Owned Intellectual Property for the sole benefit of Seller or any of its Subsidiaries, (ii) non-disclosure agreements, and (iii) Standard End User Terms.

(k)           There are no Contracts between or among Seller (or its Subsidiaries) and any other Person relating to Intellectual Property under which there is, to the knowledge of Seller, any dispute regarding the scope of such Contract or rights under such Contract, including with respect to any payments to be made or received by Seller (or its Subsidiaries) thereunder.

(l)            Schedule 4.13(l) of the Disclosure Schedule lists all Contracts between Seller (or its Subsidiaries) and any other Person wherein or whereby Seller (or its Subsidiaries) has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by Seller (or its Subsidiaries) of the Intellectual Property Rights of any Person other than Seller (or its Subsidiaries).

(m)          The operation of the Business as currently conducted or as currently contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution and sale of Seller Products and the use of Seller Owned Intellectual Property by Seller and its Subsidiaries has not, does not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither Seller nor any of its Subsidiaries has received notice from any Person: (i) claiming that such operation or any such Seller Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have knowledge of any basis therefor); or (ii) including any offer to license any Intellectual Property Rights of any Person in the context of a possible need to do so to avoid infringement.

(n)           To the knowledge of Seller, no Person is infringing or misappropriating any Seller Owned Intellectual Property Rights.  Neither Seller nor any of Seller’s Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity, or arbitral tribunal against any Person with respect to any Seller Owned Intellectual Property Rights.

(o)           No Seller Owned Intellectual Property Rights or Seller Product is subject to any proceeding or outstanding Governmental Order or any settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or its Subsidiaries or that may affect the validity, use or enforceability of such Seller Owned Intellectual Property Rights.

(p)           Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of Law or otherwise, of any Contracts to which Seller or any of its Subsidiaries is a party, will result in Buyer (i) granting to any Person any right to any Intellectual Property that is owned by, or licensed to, Buyer; (ii) being bound by, or subject to, any non-compete, exclusivity, or other restriction on the operation or scope of the business of Buyer; or (iii) being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller or its Subsidiaries in the absence of this Agreement and the transactions contemplated hereby.

(q)           Schedule 4.13(q) of the Disclosure Schedule contains a list of all Software that is licensed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License,  the Sun Industry Standards License and the Apache License) (collectively, “Open Source Software”) that has been incorporated into or otherwise used in the development or delivery of any Seller Products in any way and describes (i) the name of the Open Source Software, (ii) the URL where Seller obtained the Open Source Software, (iii) the license governing Seller’s use of the Open Source Software, and (iv) the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by Seller or its Subsidiaries and whether (and if so, how) such Open Source Software was incorporated into and linked to any Seller Product or Seller Owned Intellectual Property).

(r)            Neither Seller nor any of its Subsidiaries has used Open Source Software in any manner that would or could: (i) require the disclosure or distribution in Source Code form of any Seller Product or Seller Owned Intellectual Property (or part thereof), (ii) require the licensing of any Seller Product or Seller Owned Intellectual Property (or part thereof) for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Seller Product or Seller Owned Intellectual Property (or part thereof), (iv) create, or purport to create, obligations for Seller or its Subsidiaries with respect to Seller Owned Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Seller Owned Intellectual Property Rights or (v) impose any other material limitation, restriction, or condition on the right of Seller to use or distribute any Seller Product or Seller Owned Intellectual Property.

(s)            Neither Seller nor any or its Subsidiaries has received any grant, loan, subsidy, investment or other source of funding from any Governmental Entity.  No facilities of a university, college, other educational institution or research center or Governmental Entity or funding from any Governmental Entity or other third parties was used in the development of the Seller Owned Intellectual Property.  No current or former Employee of Seller or its Subsidiaries or any prior owner of the Seller Owned Intellectual Property, who was involved in, or who contributed to, the creation or development of any Seller Owned Intellectual Property, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such Employee was creating or developing any Seller Owned Intellectual Property.

(t)            The Acquired Assets are sufficient for the continued conduct of the Business immediately following Closing in substantially the same manner in all material respects conducted by Seller and its Subsidiaries immediately prior to Closing.

(u)           No Seller Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Seller Products, or (ii) otherwise significantly adversely affect the functionality of the Seller Products (collectively, “Contaminants”).

(v)           Seller and its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities for the Business and have taken reasonable steps consistent with (or exceeding) industry standards to safeguard the information technology systems utilized in the operation of Seller’s business as it is currently conducted or contemplated to be conducted.  There have been no unauthorized intrusions or breaches of the security of information technology systems of which Seller or its Subsidiaries is aware.

(w)          All Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) do not contain any Contaminant that would reasonably be expected to interfere with the ability to conduct the business of Seller as it is presently being and proposed to be conducted.  Seller maintains and follows a commercially reasonable disaster recovery plan that will enable the Internal IT Systems to be replaced and substituted for in the event of a disaster, without material disruption to their business.

4.14        Product Defects and Warranties.  Each Seller Product has been in conformity with all applicable Contract commitments and all express and implied warranties provided therefor.  Neither Seller nor any of its Subsidiaries has any Liability (and to the knowledge of Seller, there is no current reasonable basis for any present or future Action or Proceeding against Seller or its Subsidiaries giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.  No Seller Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease set forth in the Contract between Seller and each of its customers (complete and correct copies of which have been provided to Buyer or its counsel).

4.15        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller or any of its Subsidiaries in respect of the Acquired Assets, except as granted to Buyer hereunder.

4.16        Litigation.  There is no Action or Proceeding of any nature pending, or to the knowledge of Seller, threatened, against Seller, any of its Subsidiaries, their respective properties, or any member, officer, director, manager or other Employee thereof (in their capacity as such), nor to the knowledge of Seller is there any reasonable basis therefor or threat thereof.  There is no investigation pending or, to the knowledge of Seller, threatened, by or before any Governmental Entity against Seller, any of its Subsidiaries, or their respective properties, or any of their members, officers, directors, managers or Employees (in their capacity as such), nor to the knowledge of Seller, is there any reasonable basis therefor or threat thereof.  Neither Seller nor any of its Subsidiaries is subject to any Government Order, and neither Seller nor any of its Subsidiaries is in breach of or default under any Government Order.  No Government Entity has at any time challenged or questioned the legal right of Seller or its Subsidiaries to conduct its operations as presently or previously conducted. Schedule 4.16 of the Disclosure Schedule sets forth a true, correct, and complete summary each settlement agreement entered into by Seller or any of its Subsidiaries. Neither Seller nor any of Seller’s Subsidiaries is in breach of or default under any settlement agreement, and no event has occurred that would constitute a breach or default of Seller (or its Subsidiaries) or any other party thereunder of a settlement agreement.

4.17        Environmental Matters.

(a)           To the knowledge of Seller, no chemical substance or Hazardous Material is present in, on, or under any property that Seller or its Subsidiaries has at any time owned, operated, occupied, or leased or that has been used in connection with any Acquired Asset.  Neither Seller nor any of its Subsidiaries has transported, stored, used, manufactured, released or exposed any Employees or any other Person to any chemical substance or Hazardous Material in violation of any Environmental Law (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”).

Seller and its Subsidiaries is and has been in compliance in all material respects with applicable Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice and, to the knowledge of Seller, there is no past or present condition or practice of Seller or its Subsidiaries which forms or could be reasonably expected to form the basis of any Action or Proceeding arising out of the manufacture, processing, distribution, use, treatment, storage, transport, or handling, or the release or threatened release into the environment, of any chemical substance or Hazardous Material by Seller or its Subsidiaries.

(b)           Seller does not have, and is not required to have any environmental approvals, permits, licenses, clearances or consents in connection with its business or facilities.  Seller has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of Seller or any third party.

(c)           Seller is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the Knowledge of Seller and such Principal Members, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.18        Brokers’ and Finders’ Fees.  Neither Seller nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Collateral Agreements, or any transaction contemplated hereby or thereby.

4.19        Employee Matters.

(a)           Schedule 4.19(a) of the Disclosure Schedule contains a true and complete list of each (i) pension, retirement, savings, profit-sharing, stock bonus, stock purchase, stock option, restricted stock, deferred compensation, bonus or other incentive compensation, equity compensation plan, program, policy, agreement, contract, arrangement or fund, including each pension plan, fund or program within the meaning of Section 3(2) of ERISA, (ii) medical, dental, hospitalization, supplemental unemployment benefits, life insurance or other welfare plan, program, policy, agreement, contract, arrangement or fund, including each welfare plan, fund or program within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), and (iii) employment, termination, severance, or retention plan, program, policy, agreement, contract or arrangement and each other employee benefit plan, program, policy, agreement, contract, arrangement or fund, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries for the benefit of the Business Employees (each, an “Employee Benefit Plan”).  None of the Employee Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Employee Benefit Plans provides post termination medical or retiree medical benefits (other than those required by Section 4980B of the Code).Seller has made available to Buyer summaries, as of the date hereof, of all of the Employee Benefit Plans that have been reduced to writing.

(b)           Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  To the Knowledge of Seller, no claim, lawsuit, arbitration or other action has been threatened or instituted against any Employee Benefit Plan, other than routine claims for benefits.

(c)           Except as set forth on Schedule 4.19(c) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not give rise to any liability in respect of the Business Employees, including liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee (whether current, former or retired) or any beneficiary thereof solely by reason of such transactions.

(d)           Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service as to its qualified status under the Code, and no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of such Employee Benefit Plan, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Benefit Plan.

4.20        Labor Matters.

(a)           Seller is, with respect to the Business Employees, in material compliance with all Laws respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters.  Seller is not party to any collective bargaining agreement.

(b)           Schedule 4.20(b) of the Disclosure Schedule sets forth for each Business Employee: (i) the employee’s name, (ii) position or title and supervisor, (iii) residence and jurisdiction(s) in which the employee performs services, (iv) base salary, (v) bonus target and most recent bonus paid, (vi) equity compensation awards issued by Seller, including type of award, number of shares, exercise price (if applicable) and vesting schedule, (vii) whether or not such employee has an employment agreement or offer letter providing severance or change of control-related benefits (and if applicable, the details of those benefits), (viii) status as an exempt or non-exempt employee, (ix) accrued and unpaid vacation time or other paid time off benefits, and (x) whether any Business Employee is part-time, or is currently on leave of absence or otherwise unable to render services in a full-time capacity.

(c)           Except as contemplated by this Agreement and the transactions contemplated hereby, to the Knowledge of Seller, no Business Employee intends to terminate his or her employment with Seller.

4.21        Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity, Person or any third party, including a party to any Contract with Seller or its Subsidiaries, is required by or with respect to Seller or its Subsidiaries in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except for the consents listed on Schedule 4.21 of the Disclosure Schedule.

4.22        Books and Records; Minute Books.  The Books and Records (i) are complete and accurate in all material respects; (ii) have been maintained in accordance with applicable Laws and with generally accepted practices and standards in the jurisdiction(s) in which Seller operates; and (iii) are in Seller’s possession or under its control.  The minute books of Seller and its Subsidiaries provided to counsel for Buyer are the only minute books of Seller and its Subsidiaries and contain an accurate summary of all meetings of its board of directors (or committees thereof) and its members or actions by written consent.

4.23        Insurance.  Schedule 4.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim for which its total value (inclusive of defense expenses) Seller expects to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three years and remain in full force and effect.  Seller does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies.  Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.24        Compliance with Laws.  Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

4.25        Export Control Laws.  Seller has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which Seller conducts business.

4.26        Complete Copies of Materials.  Seller has delivered true and complete copies of each document (or summaries of the same if copies are not available) that has been requested by Buyer or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

4.27        Avoidable Transfer; Solvency.  The following statements are, after giving effect to the Acquisition and the other transactions contemplated hereby, and will be true and correct:

(a)           The aggregate value of all assets and properties of Seller, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities of Seller.  Seller understands that, in this context, “present fair saleable value” means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions.  In determining the present fair saleable value of Seller’s contingent Liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such Liabilities that could possibly become actual or matured Liabilities.

(b)           Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted in the State of California and all other applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

(c)           The aggregate consideration received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Acquired Assets.

4.28        Interested Party Transactions.

(a)           Except as set forth on Schedule 4.28 of the Disclosure Schedule, no officer, director or holder of Interests (nor, to the Knowledge of Seller or the Principal Members, or any holders of Interests, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that Seller furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to Seller, any goods or services, or (iii) any interest in, or is a party to, any Contract to which Seller is a party (excluding, as applicable, any indemnification agreements between Seller and such members of managers, or any agreements pursuant to which such holder of Interests acquired Interests); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 4.28.

(b)           All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, Seller that were entered into on or after the inception of Seller have been on an arms-length basis on terms no less favorable to Seller than would be available from an unaffiliated party.

4.29        Disclosure.  This Agreement (including the Disclosure Schedule) and the Collateral Agreements do not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer hereby represents and warrants to Seller as follows:

5.1          Organization and Standing.  Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

5.2          Authority.  Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Buyer.  This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes the valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3          Brokers’ and Finders’ Fees.  Neither Parent nor Buyer has incurred, nor will either incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Collateral Agreements, or any transaction contemplated hereby or thereby.

5.4          Sufficient Funds.  Parent or Buyer, as applicable, possesses sufficient funds to pay the Purchase Price to Seller.

ARTICLE VI

ADDITIONAL AGREEMENTS AND COVENANTS

6.1          Post-Closing Access.

(a)           From the date hereof through the Closing Date, Parent and Buyer shall be entitled, through their respective employees and representatives, to enter upon and make such reasonable investigation of the assets, properties (including the right to perform environmental assessments and audits), business and operations of Seller and its Subsidiaries to the extent they relate to the Business or the Acquired Assets, and such examination of the books and records, financial condition and operations of the Business and the Acquired Assets as Buyer may reasonably request, including pursuant to access to Seller’s (or its Subsidiaries’) customers, vendors, suppliers and creditors.  Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller.  No information or knowledge obtained in any investigation pursuant to this Section 6.1(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Acquisition Transactions.

(b)           Following the Closing, each party will afford the other party, its counsel, and its accountants, during normal business hours, reasonable access to the Books and Records and other data relating to the Acquired Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Business before the Closing, in each case in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the other party in connection with (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement; (iii) compliance with the requirements of any Governmental Entity; or (iv) in connection with any actual or threatened Action or Proceeding.

6.2          Conduct of Business.

(a)           Except as authorized by Parent or Buyer by prior written approval, Seller covenants that, in respect of the Business and the Acquired Assets, until the Closing it will, and it will cause any Subsidiaries of Seller to:

(i)            conduct the Business in the Ordinary Course of Business;

(ii)           comply with all requirements of Law, Governmental Orders and contractual obligations applicable to the operation of the Business or the Acquired Assets; and

(iii)          use best reasonable efforts to preserve intact the Business and the Acquired Assets, keep available the services of the Business’ officers, employees and agents and maintain the Business’ relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due.

(b)           From the date hereof until the Closing, Seller shall not, and shall cause any Subsidiaries of Seller not to, without the prior written approval of Parent or Buyer, with respect to the Acquired Assets or the Business:

(i)            except in the Ordinary Course of Business, make any changes to any agreement with any Business Employee;

(ii)           hire any employee who would constitute a Business Employee, or terminate any Business Employees, other than for cause;

(iii)          sell, lease, encumber, license, sublicense, transfer or dispose of any Acquired Assets, other than the grant of non-exclusive licenses to Seller Products in connection with such sale pursuant to standard form agreements provided to Buyer prior to the date hereof and in the Ordinary Course of Business;

(iv)          permit any Acquired Asset to suffer any Lien thereon other than Permitted Encumbrances;

(v)           permit any Seller Owned Intellectual Property to lapse, expire, or otherwise fall into the public domain;

(vi)          grant any exclusive license to any Seller Owned Intellectual Property;

(vii)         settle any Action or Proceeding against Seller or any of its Subsidiaries relating to the Acquired Assets or the Business;

(viii)        adopt or change any Tax election or any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment or extend or waive the limitation period applicable to any Tax claim or assessment;

(ix)          commence any Action or Proceeding relating to the Business or the Acquired Assets;

(x)           compromise, settle or waive any material claims or rights of the Business;

(xi)          enter into any Contract that would constitute a Material Contract, or modify or amend in any material respect or terminate any Material Contract;

(xii)         enter into any Contract relating to the Acquired Assets other than non-exclusive licenses with respect to Seller’s Commercial Software;

(xiii)        directly or indirectly engage in, enter into or amend any Contract, transaction, Indebtedness or other arrangement with any of the managers, directors, officers, members or other Affiliates of Seller relating to the Business; or

(xiv)        agree or commit to take or refrain from taking any action that is inconsistent with the foregoing.

6.3          No Negotiation or Solicitation.  Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, members, representatives and agents not

to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any third party relating to the direct or indirect acquisition of the Business or any portion of the Acquired Assets, (b) participate in any discussions or negotiations (and as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business or the Acquired Assets to any third party.  Seller will notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party subject to any confidentiality agreement existing as of the date hereof or applicable Law) within twenty-four (24) hours after receipt of any such offer or proposal.

6.4          Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition Transactions and the other Collateral Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii)  the obtaining of all necessary consents, approvals or waivers from all Persons not party to this Agreement, and (iii) the execution and delivery of any additional instruments, including filing any UCC termination statements, necessary to consummate, and to fully carry out the purposes of, the Acquisition Transactions and the other Collateral Agreements.

6.5          Notification of Certain Events.  Seller shall promptly notify Buyer in writing of (i) the occurrence or failure to occur of any event, which occurrence or failure causes or is reasonably likely to cause any of the representations or warranties of Seller and the Principal Members set forth in ARTICLE IV to be untrue or inaccurate in any material respect, (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, and (iii) the occurrence or failure to occur of any event, that, individually or in the aggregate, results in or is reasonably likely to result in, a Seller Material Adverse Effect.  No notice delivered pursuant this subsection shall be deemed to (x) modify any representation, warranty or covenant set forth herein, or any Schedule, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to Buyer.

6.6          Public Disclosure.  Each party hereto agrees that, it and its representatives shall hold the terms of this Agreement and the transactions contemplated hereby in strict confidence.  At no time shall any party disclose any of the terms of this Agreement or the transactions contemplated hereby (including, but not limited to, the economic terms and, if applicable, the termination of this Agreement and the reasons therefor) or any non-public information about a party hereto to any other party without the prior written consent of the party about which such non-public information relates, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, a party shall be permitted to disclose any and all terms to its financial, tax, and legal advisors, and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Law (including applicable securities laws). Neither party shall issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with a party’s relationship with the other party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system.

6.7          Legal Requirements.  Seller, the Principal Members and Buyer will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith.  Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party in connection with this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Collateral Agreements.

6.8          Additional Obligations.

(a)           Additional Documents and Further Assurances. At any time or from time to time after the Closing, at the request of Buyer and without any further consideration, Seller and any of its Subsidiaries, as the case may require, shall (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; (iii) assign such additional Contracts of Seller as reasonably requested by Buyer, including those Contracts set forth on Schedule 2.5, to provide Buyer with the reasonably anticipated benefits of the Acquired Assets, subject to any required third-party consents, which Seller shall be responsible for obtaining, provided such Contracts have not been terminated by Seller, and (iv) take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey, and assign to Buyer and to confirm its title to all of the Acquired Assets, free and clear of any and all Liens, and, to the fullest extent permitted by Law, to put Buyer in actual possession and operating control of each of the Acquired Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller and any of its Subsidiaries to fulfill their obligations under this Agreement and the Collateral Agreements.  To the extent that any of the deliveries to Buyer at Closing set forth in Section 3.3 are waived by Buyer, Seller shall use commercially reasonable best efforts to deliver such items following the Closing

(b)           Payments. Seller will (a) deliver to Buyer within five days following receipt thereof any mail or other communication received by Seller after the Closing relating to the Acquired Assets or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof and (b) cause any financial institution to which any cash, checks or other instruments of payment are delivered with respect to the Acquired Assets or the Assumed Liabilities, through any “lock-box” or similar arrangement, to immediately remit same to Buyer. Buyer shall deliver to Seller within five days following receipt thereof any mail or other communication received by Buyer after the Closing relating to the Excluded Assets, and any cash, checks or other instruments of payment in respect thereof. Seller shall periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts included in the Acquired Assets or the Assumed Liabilities.

(c)           Seller’s Existence. Seller agrees not to dissolve, cease operating, or otherwise cease to exist (whether by operation of law or otherwise) until after the first Business Day falling on or after the thirty-six (36) month anniversary of the Closing Date; provided however, that if there is a claim in dispute pursuant to Article VII, such date shall extend until such claim is resolved pursuant to the terms of Article VII.

6.9          Attorney-in-Fact.  Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller and its Subsidiaries, with full power of substitution, in the name of Seller or its Subsidiaries, as applicable, but on behalf of and for the benefit of Buyer, (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable.  Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.  Seller shall deliver to Buyer at the Closing an acknowledged power of attorney (the “Power of Attorney”) to the foregoing effect executed by Seller and its Subsidiaries, as the case may require.

6.10        Tax Matters.

(a)           Filing of Tax Returns.  Seller will be responsible for the preparation and filing of all Tax Returns of Seller and its Subsidiaries, including Tax Returns of Seller with respect to Seller’s ownership or use of the Acquired Assets attributable to taxable periods ending on or prior to the Closing Date (including Tax Returns required to be filed after the Closing Date), and such Tax Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Seller will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.

(b)           Straddle Periods.  In the case of any personal property taxes (or other similar Taxes) attributable to the Acquired Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and after the Closing Date (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)           Allocation.  Within one hundred eighty (180) days of the Closing Date, Buyer shall provide Seller with an allocation among the Acquired Assets and the Non-Competition, Non-Solicitation and Confidentiality Agreements of the Purchase Price plus the amount of the Assumed Liabilities to the extent properly taken into account under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Buyer shall consider in good faith any reasonable comments provided by Seller in writing within fifteen (15) days of receipt of the Allocation. Within forty-five (45) days of any adjustment to the Purchase Price under any provision of this Agreement, Buyer shall adjust the Allocation in a manner consistent with Section 1060 of the Code (as adjusted, the “Adjusted Allocation”) and deliver a copy of the Adjusted Allocation to Seller. Buyer shall consider in good faith any reasonable comments provided by Seller in writing within ten (10) days of receipt of the Adjusted Allocation. The Allocation (or the Adjusted Allocation, as applicable) shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all Tax Returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation (or the Adjusted Allocation, as applicable) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or non-U.S. Law).

(d)           Cooperation.  To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return, Allocation and Adjusted Allocation and the conduct of any audit or other examination by any Taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant Tax clearance certificates, shall not destroy or otherwise dispose of any such records for seven (7) years after Closing without the prior written consent of Buyer.

6.11        Employee Matters.

(a)           Effective as of the Closing Date, Seller shall waive, and shall cause their respective Affiliates to waive, any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to Transferred Business Employees but only to the extent such covenants, provisions or restrictions would prohibit the Transferred Business Employees from accepting employment with Buyer or continuing in such employment without violating any such covenants, provisions or restrictions.  Seller shall not, and shall cause their Affiliates not to, engage in any activity intended to discourage any Business Employee from accepting the offer of employment from Buyer, and Seller shall not, and shall cause their Affiliates not to, offer employment to any Business Employee with any business of Seller or any of their Affiliates between the date hereof and the Closing Date.  Seller shall reasonably cooperate with Buyer to facilitate (x) the logistics of Buyer’s communication with Business Employees for the purposes of communicating employment offers pursuant to this Section 6.11(a) and for discussing Business Employees’ employment with Buyer and (y) the onboarding process for any Transferred Business Employee.  For the avoidance of doubt, Buyer shall be under no obligation to make offers, hire or engage any of the Business Employees.  For purposes of this Section 6.11, Buyer shall mean Buyer or any Affiliate of Buyer at which the Transferred Business Employees will be employed following the Closing.

(b)           The Parties hereto agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment Retraining and Notification Act of 1988 or any applicable state or local equivalent.

(c)           Seller shall be responsible for any and all liabilities for compensation and employee benefits (including any liability, lien, fine, penalty, or tax with respect to any Employee Benefit Plan), including, without limitation, severance payments, unemployment benefits, accrued payroll, employment or termination payments, vacation, sick pay and associated payroll tax liabilities or other retirement plan obligations; liabilities under or related to COBRA; acceleration of benefits and any and all other liabilities associated with or related to the employment or termination of the Business Employees (the “Employee-Related Obligations”) by Seller prior to the Closing Date, and relating to periods ending prior to the Closing Date, and (ii) Buyer, as applicable, shall be responsible for all Employee-Related Obligations attributable to periods on or after the Closing Date under Buyer’s employee benefit plans solely with respect to Transferred Business Employees.  In particular, without limitation, the Parties acknowledge that (i) Buyer shall be responsible for all liabilities and obligations for medical, dental, health, life insurance and other, benefits pursuant to the terms of any employee benefit plan of Buyer with respect to any claims under such plans incurred by Transferred Business Employees and their dependents on or after the Closing Date, and (ii) Seller shall be responsible for all liabilities and obligations for medical, dental, health, life insurance and other benefits pursuant to the terms of any employee benefit plan of any Seller or its Affiliates with respect to any claims under such plans incurred by (x) Business

Employees who are not Transferred Business Employees, whenever incurred (y) the dependents of such employees, whenever incurred, and (z) the Transferred Business Employees, to the extent incurred before the Closing Date, whether or not reported prior to the Closing Date and including, in the case of each of (x), (y) and (z), claims for COBRA continuation coverage.  For purposes of this Section 7.11(c) a claim shall be deemed to have been incurred upon the incurrence of a qualified expense for which reimbursement or payment is sought.

(d)           Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”).  Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller’s group health plans.  Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

(e)           Notwithstanding anything in this Section 6.11(e) to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by any of the parties or any of their respective Affiliates, or shall limit the right of the parties or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan maintained by such party or any of its Affiliates following the Closing Date.  If (i) a Person other than any of the parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by any of the parties or any of their respective Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan maintained by any of the parties or any of their respective Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by any of the parties or any of their respective Affiliates at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.  The parties acknowledge and agree that all provisions contained in this Section 6.11(e) are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employee or former employee of Seller or its Affiliates (including the Transferred Business Employees), any participant in any employee benefit plan maintained by any of the parties or any of their respective Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with any of the parties or any of their respective Affiliates.  Nothing in this Agreement shall affect the right of the parties or any of their respective Affiliates to terminate the employment of its employees.

ARTICLE VII

INDEMNIFICATION; HOLDBACK

7.1          Indemnification.

(a)           Survival of Seller Representations, Warranties, and Covenants.  The representations and warranties of Seller and the Principal Members contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (including any Collateral Agreement) shall terminate on the first Business Day falling on or after the twelve (12) month anniversary of the Closing Date (the “Termination Date”); provided, however, that in the event of fraud or intentional misrepresentation by Seller or any Principal Member of a representation or warranty contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (including any Collateral Agreement), as applicable, such representation or warranty shall not terminate and shall survive until the first Business Day falling on or after the expiration of the statutes of limitations (including any extensions or waivers thereof); provided further, however, that the representations and warranties (i) contained in Section 4.13 (Intellectual Property) and Section 4.6 (Financial Statements) shall remain in full force and effect until the first Business Day falling on or after the thirty-six (36) month anniversary of the Closing Date, (ii) contained in Section 4.7 (Tax Matters) hereof shall remain in full force and effect until the first Business Day falling on or after the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any such representations and warranties hereof and (iii) contained in Section 4.1 (Organization), Section 4.3 (Authority) and Section 4.12 (Title to Properties) shall survive indefinitely, (the representations and warranties identified in subsections (i), (ii) and (iii) of this Section 7.1(a), the “Fundamental Matters”).  The covenants of Seller shall survive without limitation and shall constitute a Fundamental Matter for all purposes under this Agreement.  Neither the period of survival nor the Liability of Seller, the Principal Members or any Indemnifying Party shall be reduced by any investigation made at any time by or on behalf of Buyer, the knowledge of Buyer or any disclosure made by or on behalf of any of the parties hereto. If a written notice of claim pursuant to this Section 7.1 has been given prior to the Termination Date by Buyer, then the relevant representations and warranties shall continue to survive as to such claim until the claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

(b)           Indemnification Arrangements

(i)            Indemnification Holdback Amount.  At the Closing, Buyer shall retain the Indemnification Holdback Amount in accordance with Section 2.5(a)(ii) and ARTICLE VII of this Agreement.  The Indemnification Holdback Amount shall be available as partial security to compensate Buyer for Losses as described below.

(ii)           Seller Indemnification.  Seller and the Principal Members, jointly and severally and each Member, severally, in proportion to their Pro Rata Amounts, (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall indemnify and hold harmless Parent, Buyer and their respective officers, directors, employees, agents, and Affiliates (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by a Buyer Indemnitee or Buyer Indemnitees, directly or indirectly, or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

A.            any inaccuracy in or breach of any representation or warranty of Seller or any Principal Member contained in this Agreement or in any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller or any Principal Member pursuant to this Agreement or any Collateral Agreement;

B.            any failure by Seller or any Principal Member to perform or comply with any covenant applicable to it contained in this Agreement or any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller or any Principal Member pursuant to this Agreement or any Collateral Agreement;

C.            any Excluded Liabilities or Excluded Assets, including without limitation, any Liabilities arising from or relating to Seller’s ownership, use, and operation of the Acquired Assets prior to the Closing;

D.            any fraud committed by Seller, any Principal Member or any Member and any intentional misrepresentation of or related to this Agreement or any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller, any Principal Member or any Member pursuant to this Agreement or any Collateral Agreement;

E.            The Working Capital Deficit Amount, if any; and

F.             any matter referred to on Schedule 7.1(b)(ii)(F).

The calculation of Losses pursuant to this Section 7.1(b)(ii) shall be made without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in this Agreement, the Collateral Agreements, or in any certificate, instrument, or other document delivered by Seller or any Principal Member pursuant to this Agreement.

(iii)          Recovery. The Buyer Indemnitees may recover all Losses for which there is no objection from Seller or any objection has been resolved in accordance with the provisions of this Section 7.1. The rights of the Buyer Indemnitees to indemnification under this Agreement shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by Seller or any Principal Member.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification based on any such representation, warranty, covenant or agreement. Except in respect of a claim for fraud, no Buyer Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

(iv)          Satisfaction of Claims. Claims for indemnification pursuant to this Section 7.1 shall be satisfied (i) first, from the Indemnification Holdback Amount, to the extent of the amount then remaining thereof, (ii) second, and solely to the extent the Buyer Indemnitees are entitled to indemnification in excess of the Indemnification Holdback Amount with respect to such claim pursuant to the provisions of this Section 7.1, directly against Seller and the Principal Members, jointly and severally and (iii) third, solely to the extent the Buyer Indemnitees are entitled to indemnification in excess of the Indemnification Holdback Amount with respect to such claim pursuant to the provisions of this Section 7.1, by setting off any such amounts against (A) any Earnout Payments (resulting in a reduction of such Earnout Payments), if any, as such Earnout Payments become due and payable pursuant Section 2.6 and (B) Payable Consent Pro-Rata Amounts, if any, as such Payable Consent-Pro Rata

Amounts become due and payable pursuant to Section 2.5; provided, however, that, notwithstanding the foregoing or the provisions of Section 7.1(b)(ii), claims or recoveries in respect of any fraud or intentional misrepresentation by Seller or any Principal Member of a representation or warranty contained in this Agreement, in the sole and absolute discretion of the Buyer Indemnitees, either or in combination (w) from the Indemnification Holdback Amount (x) directly against Seller and each Principal Member, jointly and severally, (y) by setoff against any Earnout Payments that may become due and payable pursuant to Section 2.6 or (z) by set off against any Payable Consent Pro-Rata Amount that may become due and payable pursuant to Section 2.5. Notwithstanding anything to the contrary herein, the aggregate liability of each Member for Losses shall be limited to the product of (A) each Member’s Pro Rata Amount multiplied by (B) the Purchase Price; provided, however, that Losses for fraud or intentional misrepresentation of a Member shall be unlimited for such Member.

(c)           Third-Party Claims.  In the event Buyer or Parent becomes aware of a third-party claim (a “Third-Party Claim Against Buyer”) which Buyer and/or Parent reasonably believes may result in a claim for indemnification for Losses pursuant to this Section 7.1, Buyer shall promptly notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim.  Parent and Buyer shall have the right in its sole discretion to conduct the defense of and to settle any such Third-Party Claim Against Buyer or Parent; provided, however, that except with the consent of Seller, which shall not be unreasonably withheld or delayed, no settlement of any such Third-Party Claim Against Buyer or Parent shall be determinative of the amount of Losses of the Indemnifying Parties.  In the event that Seller consents to any such settlement of a Third-Party Claim Against Buyer, no Indemnifying Party shall have any power or authority under this Section 7.1 to object to the amount of the Buyer Indemnitee’s claim for Losses with respect thereto.

(d)           Distribution upon Termination of Indemnification Holdback Period.  Following the termination of the Indemnification Holdback Period, Buyer shall deliver to Seller the remaining portion of the Indemnification Holdback Amount, if any, not required to satisfy any claim of Losses, subject to the subsequent resolution of the matter in the manner provided in this Section 7.1.

(e)           Claims for Indemnification.

(i)            Upon delivery by Buyer to Seller at any time on or before the last day of the Indemnification Holdback Period of a Buyer Claim Certificate (as defined below), Buyer, subject to the provisions of Section 7.1(f) and Section 7.2 hereof, shall be permitted and authorized to withhold (and, in the event of authorization of Seller or such Losses are otherwise finally determined to exist pursuant to Section 7.2, permanently retain) an amount from the Indemnification Holdback Amount equal to the amount of such Losses specified in the Buyer Claim Certificate.  For the purposes hereof, “Buyer Claim Certificate” shall mean a certificate signed by any officer of Parent or Buyer: (1) stating that a Buyer Indemnitee has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (2) specifying the aggregate amount of each such Loss or an estimate thereof, in each case to the extent known or determinable at such time, and (3) specifying in reasonable detail the nature of the misrepresentation, breach of warranty or covenant, or other indemnifiable matter set forth in Section 7.1(b)(ii), to which such item is related.

(ii)           If Seller does not object in writing within the 30-day period after delivery by Buyer or Parent of the Buyer Claim Certificate in the manner set forth in Section 7.1(f), such failure to so object shall constitute an irrevocable acknowledgment by Seller that the Buyer Indemnitees are entitled to the full amount of the claim for Losses set forth in such Buyer Claim Certificate

(iii)          Notwithstanding any provision of this Agreement to the contrary, a Buyer Indemnitee may not recover any Losses under Section 7.2(b)(ii)(A) unless and until such Losses under Section 7.2(b)(ii)(A) exceed $100,000 in the aggregate (the “Basket Amount”), in which case such Buyer Indemnitee shall be entitled to recover the aggregate amount of all Losses from the first dollar.   Notwithstanding the foregoing, Buyer Indemnitees shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses resulting from or arising out of (i) any breach or alleged breach of any Fundamental Matters or (ii) Section 7.2(b)(ii)(B)-(F).

(f)            Objections to Claims against the Indemnification Holdback Amount.  For a period of 30 days after the delivery of any Buyer Claim Certificate to Seller, Buyer or Parent will not permanently retain any Indemnification Holdback Amount pursuant to Section 7.1(e) hereof unless Buyer shall have received written authorization from Seller to make such permanent retention or the Losses in such Buyer Claim Certificate are otherwise finally determined to exist pursuant to Section 7.2.  After the expiration of such 30-day period, Buyer or Parent will be authorized to permanently retain pursuant to Section 7.1(e), provided that no such payment may be made if Seller shall object in a written statement to the claim made in the Buyer Claim Certificate (a “Seller Objection Notice”), and such statement shall have been received by Buyer prior to the expiration of such 30-day period.

7.2          Resolution of Conflicts; Arbitration.

(a)           In case Seller delivers a Seller Objection Notice in accordance with Section 7.17.1(f), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Seller and Buyer should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties.  Buyer and Seller shall each be entitled to rely on any such memorandum and take any actions as may otherwise be contemplated in such memorandum.

(b)           If no such agreement can be reached after good faith negotiation within 30 days after receipt of a Seller Objection Notice by Buyer or Parent, either Buyer or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller.  In the event that, within 15 days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within 10 days after the end of such 15-day period, Buyer and Seller shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If Seller fails to select an arbitrator during this 10-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Buyer.  If Buyer fails to select an arbitrator during this 10-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Seller.

(c)           Any such arbitration shall be held in Los Angeles County, California, under the rules then in effect of the American Arbitration Association.  Each party shall pay its own costs and expenses (including counsel fees) relating to the arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.  Each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator as to the validity and amount of any claim in such Buyer Claim Certificate shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and Buyer shall be entitled to rely on, and make permanent retentions from the Indemnification Holdback Amount in accordance with, the terms of such award, judgment, decree or order as applicable.  Within 30 days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

(d)           Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  The forgoing arbitration provision shall apply to any dispute between a Buyer Indemnitee, on the one hand, and an Indemnifying Party, on the other hand, under this ARTICLE VII, whether relating to claims upon the Indemnification Holdback Amount or to the other indemnification obligations set forth in this  ARTICLE VII.

7.3          Tax Treatment.  Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Law.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1          Conditions Precedent to Obligations of Buyer and Seller.  The respective obligations of the parties to consummate and cause the consummation of the Acquisition and the Acquisition Transactions shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions: (a) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any Governmental Entity of competent jurisdiction, and (b)  there shall not be any Law enacted or deemed by any Governmental Entity of competent jurisdiction to be applicable to the Acquisition that makes the Acquisition illegal or would otherwise restrain the consummation thereof or would subject Buyer or Seller to sanctions if the Acquisition is consummated.

8.2          Conditions Precedent to the Obligations of Seller.  The obligations of Seller to sell and deliver the Acquired Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

(a)           Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.2(a) not to include any qualifications or limitations with respect to materiality or material adverse effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date).  Buyer shall have confirmed the matters set forth in the foregoing in the Buyer Officers’ Certificate.

(b)           Covenants.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.  Buyer shall have confirmed the matters set forth in the foregoing in the Buyer Officers’ Certificate.

(c)           Buyer’s Closing Deliveries.  Buyer shall have made all the deliveries required to be made by the Buyer pursuant to Section 3.2.

8.3          Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to purchase and pay for the Acquired Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a)           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.3(a) not to include any qualifications or limitations with respect to materiality or Seller Material Adverse Effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date).  Seller shall have confirmed the foregoing matters in the Seller Officers’ Certificate.

(b)           Covenants.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.  Seller shall have confirmed the matters set forth in the foregoing in the Seller Officers’ Certificate.

(c)           Litigation.  There shall be no Actions or Proceedings of any nature pending or threatened, against Buyer or Seller, any of their respective members, officers, managers, directors or Affiliates, the Acquired Assets or Assumed Liabilities by any Person (i) arising out of, or related to, the Acquisition or the Acquisition Transactions or (ii) that would be reasonably be expected to be material to the Business or operation of the Business, or Buyer’s operation thereof after the Closing.

(d)           No Seller Material Adverse Effect.  There shall not have occurred a Seller Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate are reasonably likely to result in a Seller Material Adverse Effect.

(e)           Key Persons. Each of the Key Person Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect, the Key Person shall not have attempted (whether formally or informally) to terminate, rescind or repudiate any such Key Person Agreement, and the Key Person shall not have notified (whether formally or informally) Parent or Buyer of the Key Person’s intention of leaving the employ of, or terminating the consulting arrangement with, Parent or Buyer following the Closing.

(f)            Transferred Business Employees.

(i)            At least 80% of Business Employees whose names are set forth on Schedule 1.1 shall have agreed to be Transferred Business Employees.

(ii)           Each of the Transferred Business Employees shall (i) have agreed to be employees of Buyer after the Closing, (ii) be employees of Seller immediately prior to the Closing, and (iii) not have notified Seller of such Person’s intention of ceasing to be a fulltime employee of Buyer following the Closing Date.

(g)           Corporate Approvals.  The Acquisition and the Acquisition Transactions shall have been approved (a) unanimously by Seller’s managing members, as applicable, and (b) by holders of the Membership Interests holding not less than 100% of the outstanding Membership Interests.

(h)           Bank Approval.  The Acquisition and the Acquisition Transactions shall have been approved by Parent’s Lender, Bank of America, N.A.

(i)            Seller’s Closing Deliverables.  The Seller shall have made all the deliveries required to be made by each of the Seller Parties pursuant to Section 3.3.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1          Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)           By the mutual written consent of the parties;

(b)           By either Buyer on the one hand or Seller on the other hand, if the Closing shall not have occurred by October 1, 2018 (the “Termination Date”), unless otherwise agreed to in writing by Buyer and Seller; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a primary cause of, or resulted in, the failure of the Closing to occur prior to such date;

(c)           By either Buyer on the one hand or Seller on the other hand if (i) the consummation of the Acquisition Transactions shall violate any Governmental Order that shall have become final and nonappealable or (ii) there shall be a Law that makes the Acquisition Transactions illegal or otherwise prohibited; or

(d)           By either Buyer on the one hand or Seller on the other hand, if it is not in material breach of its obligations under this Agreement, by giving written notice to the other party, in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) calendar days following notification thereof by the terminating party.

9.2          Effect of Termination.  In the event of termination of this Agreement as permitted by Section 9.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect:  Sections 4.18 and 5.3 (Brokers’ and Finders’ Fees), Section 6.6 (Public Disclosure), this Section 9.2 and ARTICLE X.  Nothing in this Section 9.2 shall be deemed to release any party from any Liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1        Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.2        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a)                                 if to Parent or Buyer, to:

Boingo Wireless, Inc.

10960 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

Attention: Chief Financial Officer

Telephone No.:    (310) 586-5180

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

Attention: Ilan Lovinsky

Telephone No.:  (858) 436-8030

Facsimile No.:  (877) 881-9192

(b)                                 if to Seller, to:

Elauwit Networks, LLC

180 Meeting Street, Suite 200

Charleston, SC 29401

Attention: Chief Executive Officer

Telephone No.:    (843) 352-3050

Facsimile No.:

with a copy (which shall not constitute notice) to:

Azzolini  Benedetti, LLC

134 Columbia Turnpike

Florham Park, NJ 07932

Attn: Thomas J. Benedetti

Telephone No.: 973-765-0700

Facsimile No.: 973-765-9694

10.3        Expenses.  All fees and expenses incurred in connection with this Agreement and the Collateral Agreements, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

10.4        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee appointed for Seller) and permitted assigns, but shall not be assignable or delegable by Seller or the Principal Members without the prior written consent of Buyer.

10.5        Entire Agreement; Assignment.  This Agreement, the exhibits and schedules hereto, the Collateral Agreements, the Disclosure Schedule, and the closing certificates referenced herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof.  This Agreement may not be assigned by Seller by operation of Law or otherwise without the express written consent of Buyer (which consent may be granted or withheld in the sole discretion of Buyer).

10.6        Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7        Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.9        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

10.10      Specific Performance.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of executed signature pages by facsimile or electronic transmission shall have the same legal effect as delivery of an original executed signature page by the transmitting party to the receiving party.

**Signature page follows**

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed as of the date first written above.

“BUYER”	BOINGO MDU, LLC
a Delaware corporation

	By:	/s/ Peter Hovenier
Peter Hovenier
Manager

“PARENT”	BOINGO WIRELESS, INC.
a Delaware corporation

	By:	/s/ Peter Hovenier
Peter Hovenier
Chief Financial Officer

“SELLER”	ELAUWIT NETWORKS, LLC
a South Carolina limited liability company

	By:	/s/ Barry Rubens
Barry Rubens
Chief Executive Officer

“PRINCIPAL MEMBER”	DANIEL MCDONOUGH, JR.

/s/ Daniel McDonough, Jr.

“PRINCIPAL MEMBER”	BARRY RUBENS

/s/ Barry Rubens

“PRINCIPAL MEMBER”	TAYLOR JONES

/s/ Taylor Jones

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

“MEMBER”	ELAUWIT, LLC
a South Carolina limited liability company

	By:	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Manager

“MEMBER”	DRAGONRIDER ENTERPRISES, LLC
a South Carolina limited liability company

	By:	/s/ Taylor Jones
	Name:	Taylor Jones
	Title:	Manager

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A

Bill of Sale

This Bill of Sale (the “Bill of Sale”) is made and delivered this August 1, 2018, by Elauwit Networks, LLC (“Seller”) for the benefit of Boingo MDU, LLC (“Buyer”), a wholly-owned subsidiary of Boingo Wireless, Inc. (“Parent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, Seller, Parent and Buyer (and certain other parties) have entered into that certain Asset Purchase Agreement dated as of August 1, 2018 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Buyer of the Acquired Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement:

(1)                                 Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Buyer, and its successors and assigns, forever, all of Seller’s right, title and interest in and to the Acquired Assets (including, without limitation, Seller’s Intellectual Property) to have and to hold such Acquired Assets with all appurtenances thereto, unto Buyer, and its successors and assigns, for its use forever.

(2)                                 This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

(3)                                 This Bill of Sale is subject in all respects to, and all the benefits in respect of, the terms and conditions of the Purchase Agreement.  Nothing contained in this Bill of Sale shall be deemed to supersede any of the covenants, agreements, representations or warranties of Buyer or Seller contained in the Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

(4)                                 This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLER:

BOINGO MDU, LLC	ELAUWIT NETWORKS, LLC

By:	By:
Name: Peter Hovenier	Name: Barry Rubens
Title: Manager	Title: Chief Executive Officer

Exhibit B

Assignment and Assumption

This Assignment and Assumption (the “Agreement”) is made and delivered this August 1, 2018, by Elauwit Networks, LLC (the “Seller”) for the benefit of Boingo MDU, LLC (“Buyer”), a wholly-owned subsidiary of Boingo Wireless, Inc. (“Parent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Seller, Parent and Buyer have entered into that certain Asset Purchase Agreement, dated as of August 1, 2018 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by the Seller to Buyer of the Acquired Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement:

(1)                                 The Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from the Seller, on the Closing Date, all right, title and interest in and to (including intellectual property rights) all of the Acquired Assets (the “Assignment”).

(2)                                 Buyer does hereby accept the Assignment and assumes all obligations and liabilities of the Seller under the Acquired Contracts, from and after the Closing (other than any Liability to the extent due to a breach or default by the Seller under any Acquired Contract prior to the Closing).

(3)                                 This Agreement shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

(4)                                 Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement or any of the rights or obligations of Buyer, Parent or the Seller created by or arising under the Purchase Agreement.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

(5)                                 This Agreement is executed and delivered pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, the parties have caused this Instrument of Assignment and Assumption to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLER:

BOINGO MDU, LLC	ELAUWIT NETWORKS, LLC

By:	By:
Name: Peter Hovenier	Name: Barry Rubens
Title: Manager	Title: Chief Executive Officer

Exhibit C

BUYER OFFICER’S CERTIFICATE
OF
BOINGO MDU, LLC

Dated:  August 1, 2018

This certificate (this “Certificate”) is being executed and delivered pursuant to Section 3.2(c) of the Asset Purchase Agreement (the “APA”), dated as of August 1, 2018, by and among Boingo Wireless, Inc., a Delaware corporation (“Parent”), Boingo MDU LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”), Elauwit Networks, LLC, a South Carolina limited liability company, Daniel McDonough, Jr., Barry Rubens and Taylor Jones and, solely with respect to Article VII, Elauwit, LLC and DragonRider Enterprises, LLC. Capitalized terms used but not defined herein have the meanings assigned to them in the APA.

I, Peter Hovenier, the Manager of Buyer do hereby certify, on behalf of Buyer, and not in my individual capacity, that:

1.              The representations and warranties of Buyer contained in the APA which representations and warranties shall be deemed for purposes of this Certificate not to include any qualifications or limitations with respect to materiality or material adverse effect set forth therein, are true and correct in all material respects on the date hereof and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they are true and correct in all material respects as of the date hereof and as of such other date).

2.              Buyer has performed or complied in all material respects with all obligations and covenants required by the APA to be performed or complied with by Buyer at or prior to the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Buyer Officers’ Certificate as of the date first written above.

BOINGO MDU, LLC

By:
Name: Peter Hovenier
Title: Manager

Exhibit D

SELLER OFFICER’S CERTIFICATE
OF
ELAUWIT NETWORKS, LLC

Dated:  August 1, 2018

This certificate (this “Certificate”) is being executed and delivered pursuant to Section 3.3(d) of the Asset Purchase Agreement (the “APA”), dated as of August 1, 2018, by and among Boingo Wireless, Inc., a Delaware corporation (“Parent”), Boingo MDU LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, Elauwit Networks, LLC, a South Carolina limited liability company (“Seller”), Daniel McDonough, Jr., Barry Rubens Taylor Jones and, solely with respect to Article VII, Elauwit, LLC,  DragonRider Enterprises, LLC, EdR Technology, LLC and World, Cinema, Inc. Capitalized terms used but not defined herein have the meanings assigned to them in the APA.

The undersigned, Barry Rubens does hereby certify, on behalf of Seller, and not in his individual capacity, that:

3.              The representations and warranties of Seller contained in the APA which representations and warranties shall be deemed for purposes of this Certificate not to include any qualifications or limitations with respect to materiality or Seller Material Adverse Effect set forth therein, are true and correct in all material respects on the date hereof and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they are true and correct in all material respects as of the date hereof and as of such other date).

4.              Seller has performed or complied in all material respects with all obligations and covenants required by the APA to be performed or complied with by Seller at or prior to the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Seller Officer’s Certificate as of the date first written above.

ELAUWIT NETWORKS, LLC

By:
Name: Barry Rubens
Title: Chief Executive Officer

Exhibit E

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (“IP Assignment”) is effective as of the Closing by BOINGO MDU, LLC, a Delaware limited liability company (“Assignee”), and ELAUWIT NETWORKS, LLC, a South Carolina limited liability company (“Assignor”), pursuant and subject to that certain Asset Purchase Agreement, dated as of August 1, 2018, by and among Parent, Buyer, Seller and certain other parties identified therein (the “Purchase Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Assignor is the owner of the Seller Registered Intellectual Property; and

WHEREAS, Assignor has agreed to assign, and Assignee has agreed to acquire, all right, title and interest in and to the Seller Registered Intellectual Property as more fully set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Sale, Transfer and Assignment of the Seller Registered Intellectual Property.  Assignor does hereby assign, sell, transfer and convey to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Seller Registered Intellectual Property and the governmental registrations and pending applications with respect thereto, if any, together with any goodwill symbolized by or associated with such Seller Registered Intellectual Property.  The Seller Registered Intellectual Property, as set forth in the Purchase Agreement, includes, without limitation, the items identified on Schedule A, which is attached hereto and incorporated herein by reference.

2.                                      Further Assurances.  Assignor shall promptly execute any further documents or instruments of assignment, conveyance, transfer and confirmation and to take such action as may be reasonably requested by Assignee in order to more effectively convey and transfer as necessary to perfect or register the interest of Assignee in and to the Seller Registered Intellectual Property.

3.                                      Binding Instrument.  This IP Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.                                      Counterparts.  This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      Governing Law.  This IP Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the choice of law principles thereof.

6.                                      Amendment.  This IP Assignment may not be modified or amended without the prior written consent of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this IP Assignment on the date first written above.

ELAUWIT NETWORKS, LLC
(“Assignor”)

By:
Name: Barry Rubens
Title: Chief Executive Officer

[NOTARY BLOCK BELOW]

ACKNOWLEDGED AND ACCEPTED BY:

BOINGO MDU, LLC
(“Assignee”)

By:
Name: Peter Hovenier
Title: Manager

State of California

County of

Before me, the undersigned authority, on this day personally appeared                       , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me under oath that he executed the same as the act and deed of Tasty Labs, Inc., as the                                thereof, and for the purposes and consideration therein expressed.

Given under my hand and seal this        day of             ,        .

NOTARY PUBLIC IN AND FOR THE STATE OF CALIFORNIA

SCHEDULE A

SELLER REGISTERED INTELLECTUAL PROPERTY

Registered Trademark

Mark	Country	Registration No.	App. Date Reg. Date	Type of Mark
Streamfast	United States	4654548	March 31, 2014 December 9, 2014	Service Mark

Exhibit F-1

Offer Letter

{{TODAY_DATE}}

{{CANDIDATE_NAME}}

{{ADDRESS}}

{{CITY}}, {{STATE}} {{ZIP_CODE}}

Dear {{CANDIDATE_FIRST_NAME}},

Boingo Wireless, Inc. (the “Company” or “Boingo”) is pleased to offer you employment on the following terms, contingent upon the closing of the acquisition of substantially all of the assets of Elauwit Networks, LLC by a wholly owned subsidiary of the Company (the “Transaction”). This letter agreement will become effective upon the closing of the Transaction (the “Effective Date”); provided, however, that if the Transaction is not consummated for any reason, then this offer of employment shall be null and void and have no force and effect.

Position Description: Your starting job title is {{JOB_NAME}}, reporting to {{HIRING_MANAGER}}, {{HIRING_MANAGER_TITLE}}.  Your start date with Boingo is the first Monday following the Effective Date.  While you render services to Boingo, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with Boingo.  By signing this letter agreement, you confirm to Boingo that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Boingo.

Compensation: Your annual base salary will be {{STARTING_SALARY}}, paid semi-monthly on the 15th and last day of each month, subject to legally required withholdings.

You will be eligible for annual performance reviews, which may lead to increases in your compensation.  Our annual performance reviews currently occur in January each year.

Bonus: In addition, you will be eligible to participate in the company bonus plan beginning January 1, 2019 and you may earn a 2019 bonus of up to {{BONUS}} of your annual base pay, subject to the terms and conditions specified in the applicable incentive bonus plan document.  To earn any bonus, you must be an active Boingo employee on the date when the bonuses are distributed to employees.

Other Benefits: Subject to the approval of Boingo’s Board of Directors or its Compensation Committee, you will be granted {{RSU}} restricted stock units (“RSUs”) of Boingo Common Stock (symbol “WIFI”).  The RSUs will vest over approximately 3 years in 12 successive equal quarterly increments as follows: 1/12th of the RSUs will vest on the last day of the month in which you have completed 3 full months of service (the “First Vesting Date”), and an additional 1/12th of the RSUs will vest on each subsequent quarterly anniversary of the First Vesting Date thereafter; provided that you remain in continuous service with Boingo through the applicable vesting date. Following each vesting date, the RSUs will be settled by the Company delivering shares of Common Stock or cash equivalents to you, after taking into account applicable income and employment withholding taxes.  The RSUs will be subject to the terms and conditions applicable to RSUs granted under Boingo’s 2011 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Unit Agreement.

As a full-time Boingo employee, you are eligible to participate in Boingo’s generous group benefits program, as well as the 401(k) Retirement Plan. All of these benefits and more will be reviewed with you during the upcoming onboarding Welcome meeting.

Other Terms: Like all Boingo employees, you are required, as a condition of your employment, to sign the Employee Inventions and Confidentiality Agreement and Mutual Agreement to Arbitrate Claims.  Additionally, your initial and continued employment is contingent upon your ability to provide proof of identity and eligibility to work in the United States sufficient to complete the Form I-9 within seventy two (72) hours after the commencement of your employment, and upon the satisfactory completion of the background checks.

Employment with Boingo is for no specified period and can be terminated by either you or the company for any reason, with or without cause, at any time. This is the full and complete agreement between us on this term and is referred to as “at-will” employment.  Any contrary representations that may have been made to you are superseded by this letter.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, your at-will employment relationship may only be changed in an express written agreement signed by you and the CEO of Boingo. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

This offer will expire at 5:00 pm PDT (8:00 pm Eastern) on August 3, 2018 if you do not sign this letter and return it to me by that time.  To indicate your acceptance of this offer, please sign this letter.  This letter agreement sets forth the terms of your employment offer with Boingo and it supersedes any prior representations or agreements between you and Boingo, whether written or oral regarding the subject matter of this letter and the enclosures. This letter agreement may not be modified or amended except by a written agreement, signed by an officer of Boingo and by you.

{{CANDIDATE_FIRST_NAME}}, we are excited to have you joining us at Boingo Wireless.  We look forward to working with you and expect that you will be a great contributor and team member.

Sincerely,

{{COMPANY_SIGNATURE}}

Dave Hagan
Chairman and Chief Executive Officer

CANDIDATE’S ACCEPTANCE OF CONTINGENT EMPLOYMENT OFFER

I accept the terms and conditions of this contingent employment offer.  I understand that all dollar amounts referred to in this letter are gross amounts and will be subject to legally required withholding.  Provided satisfactory results from Boingo’s background check, I will begin my employment with Boingo on the first Monday following the Effective Date.

In accepting this contingent employment offer, I expressly acknowledge that except for the express representations contained in this letter, no representations have been made to me concerning the kind, character or existence of work at Boingo, the length of time such work will last, or the compensation I will receive therefore.

Agreed and Accepted:

{{CANDIDATE_SIGNATURE}}	{{SIGNATURE_DATE}}
{{CANDIDATE_NAME}}	Date

Exhibit F-2

EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

The following agreement (the “Agreement”) between Boingo Wireless, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page to this Agreement (“Employee” or “I”) is effective as of the first day of Employee’s employment by the Company and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company and I have had since the commencement of my employment. I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company. In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information (defined below) for performance of my employment, training and/or receipt of certain other valuable consideration, the parties agree as follows:

1.                        No Conflicts. I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me.

2.                        Inventions.

a.                        Definitions. “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b.                        Assignment. The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively “Created”), by me during the term of my employment with the Company that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively “Company Assets”) or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Appendix A, if any) I cannot be required to so assign; or (2) otherwise meets all of the following requirements: (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest.. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c.                         Assurances. I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.                        Other Inventions. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, full paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.                         Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company. Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same.

3.                   Proprietary Information.

a.                   Definition; Restrictions on Use. I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (including breach of this Agreement)) or, if a court requires a shorter duration, then the maximum time allowable by law will control. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)         An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)         An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b.                   Upon Termination. Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.

c.                    Company Systems. I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices) in which Company Proprietary Information resides, is stored or is passed through (“Company Systems”), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4.                   Restricted Activities. For the purposes of this Section 4, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom Employee performed responsibilities or about whom Employee has Proprietary Information.

f.                     Definitions. “Competitive Activities” means any direct or indirect non-Company activity (i) that is the same or substantially similar to Employee’s responsibilities for the Company that relates to, is substantially similar to, or competes with the Company (or its demonstrably planned interests) at the time of Employee’s termination from the Company; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee comes into contact during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

g.                   Acknowledgments.

i.                       I acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii.                         I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

i.                            I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

ii.                         Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

iii.                      In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c.                         As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company or (iv) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of the Company.

h.                        After Termination. For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company; or (ii) unless I am a resident of California (A) Solicit any Business Partner or (B) engage in any Competitive Activities (I) anywhere the Company offers its services or has customers during my employment with the Company or where my use or disclosure of Proprietary Information could materially disadvantage the Company regardless of my physical location; or (II) anywhere the Company offers its services or has customers and where I have responsibility for the Company or (III) anywhere within a fifty (50) mile radius of any physical location I work for the Company. The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5.                   Employment at Will. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of the Company, or an officer designee authorized in writing by the foregoing or the Company’s Board of Directors.

3.                   Survival. I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

4.                   Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with (a) the laws of the State of California if I am an employee located in the State of California, or, alternatively, (b) the laws of the State of Delaware, if I am employee located outside of the State of California, in either case, without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

[Signature Page Follows]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

BOINGO WIRELESS, INC.	EMPLOYEE

By:	By:

Name:	Name:

Title:	Address:

Dated:

Dated:

Appendix A

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                                 Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(1)                                 Result from any work performed by the employee for his employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805

Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2. Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.—LABOR AND INDUSTRIES

Article 1.—PROTECTION OF EMPLOYEES

44-130. Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)              The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)              the invention results from any work performed by the employee for the employer.

(b)              Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)               If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)              The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)              the invention results from any work performed by the employee for the employer.

(d)              Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.

EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2. Definitions.

As used in this chapter:

(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(i) on his employer’s time; or

(i) with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3. Scope of act — When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions — Exceptions.

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a) created by the employee entirely on his own time; and

(b) not an employment invention.

(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(c) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(d) an agreement between an employee and his employer which is not an employment agreement.

(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

TITLE 49. LABOR REGULATIONS

CHAPTER 49.44. VIOLATIONS — PROHIBITED PRACTICES

(i)                       A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates

(ii)                    directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(i)                       An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(ii)                    If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Exhibit G

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is being executed and delivered as of August 1, 2018, by [•] (the “Covenantor”) in favor of, and for the benefit of Boingo Wireless, Inc., a Delaware corporation (“Parent”) and Boingo MDU, LLC, a Delaware limited liability company (“Buyer”).  Certain capitalized terms used in this Agreement but not otherwise defined shall have the meaning set forth in the Asset Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, as a key service provider and [significant equity holder, whether directly or indirectly] of Elauwit Networks, LLC, a South Carolina limited liability company (“Seller”), the Covenantor has obtained extensive and valuable knowledge and confidential information concerning the business of the Seller;

WHEREAS, the Covenantor has a financial interest in the Seller, and shall receive [significant consideration] in connection with the transactions contemplated by the Asset Purchase Agreement;

WHEREAS, the Members of Seller have determined that it would be advisable and in the best interests of Seller and Seller’s equityholders that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, certain assets of Seller (the “Asset Purchase”), and, in furtherance thereof, has approved the Asset Purchase and the other transactions contemplated by that certain Asset Purchase Agreement, by and among Parent, Buyer, Seller, Daniel McDonough, Jr., Barry Rubens and Taylor Jones and solely with respect to Article VII therein, Elauwit, LLC and DragonRider Enterprises, dated as of August 1, 2018 (the “Asset Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement (and as a condition and mutual inducement to the consummation of such transactions), to enable Buyer to secure more fully the benefits of such transactions, to preserve the value and goodwill of the assets of Seller acquired through the Asset Purchase and to protect the trade secrets of the Seller, the parties have agreed to enter into this Agreement; and

WHEREAS, the Beneficiaries have conducted and are conducting their respective businesses on a world-wide basis.

AGREEMENT

NOW, THEREFORE, in order to induce Buyer to consummate the transactions contemplated by the Asset Purchase Agreement, and for other good and valuable consideration, the Covenantor agrees as follows:

1.                                      Restriction on Competition.  The Covenantor agrees that, during the Non-Competition Period, except in connection with the Covenantor’s service to Buyer or any Affiliate of Buyer, the Covenantor shall not, and shall not direct, instruct or support, any efforts of any of the Covenantor’s Affiliates to:

(a)                                 engage, directly or indirectly, in Competition in any Restricted Territory;

(b)                                 directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, employee, agent, representative, designer, consultant, advisor, manager, of, for or to, or otherwise acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages or participates, directly or indirectly, in Competition in any Restricted Territory; provided, however, that the Covenantor may, without violating this Section 1, (i) own, as a passive investment, shares of capital stock of a publicly-traded corporation that engages in Competition if (x) the shares of that corporation are actively traded on an established securities market; (y) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Covenantor together with the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Covenantor’s Affiliates and/or immediate family collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding; (ii) perform speaking engagements and receive honoraria in connection with such engagements; or (iii) any activity consented to in advance in writing by Buyer;

(c)                                  take any action intended to interfere with, disrupt or divert any business relationship (whether formed heretofore or hereafter) between any of the Beneficiaries and any customers, suppliers, vendors, partners or prospects of any of the Beneficiaries; or

(d)                                 make any statement (written or oral) or take any action intended to disparage any of the Beneficiaries or any of their respective management, business or prospects.

2.                                      No Solicitation.  The Covenantor agrees that during the Non-Competition Period, the Covenantor shall not directly or indirectly, personally or through others, encourage, induce, solicit or attempt thereof (on the Covenantor’s own behalf or on behalf of any other Person) any Specified Individuals to leave his or her employment or other relationship with any Restricted Entity.  For purposes of this Section 2, “Specified Individuals” shall mean any individual who is or was an employee, contractor or consultant of any Restricted Entity as of the Closing Date or at any time during the Non-Competition Period and “indirectly” shall include without limitation the authorized use of the Covenantor’s name by a third party to do an action that would be prohibited hereunder if taken by the Covenantor.  Notwithstanding the forgoing, for purposes of this Agreement, the placement of general advertisements, which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any Specified Individual, shall not be deemed to be a solicitation under this Agreement or a violation of this Section 2.

3.                                      Confidentiality.  During the Non-Competition Period and at all times thereafter, the Covenantor will keep in confidence and trust all Confidential Information, and the Covenantor will not, directly or indirectly, use or disclose any Confidential Information or any information directly relating to any Confidential Information without the written consent of Buyer, except as may be necessary in the ordinary course of performing the Covenantor’s services to Buyer or any of its Affiliates.  Notwithstanding the foregoing, it is understood that the Covenantor is free to use (i) information which is generally known in the trade or industry, so long as Covenantor’s knowledge or possession of such information is not as a result of a breach of this Agreement or any other agreement between the Covenantor and any Beneficiary regarding confidentiality, non-use, invention assignment, or similar terms and (ii) the Covenantor’s own general skill, knowledge, know-how and experience to whatever extent and in whatever way the Covenantor wishes.  For the avoidance of doubt, Covenantor’s obligations hereunder shall be supplemental to, and shall not be deemed to limit or replace, any other obligations of confidentiality to which Covenantor may be bound.

4.                                      Representations and Warranties.  The Covenantor represents and warrants, to and for the benefit of Beneficiaries, that: (a) the Covenantor has full power and capacity to execute and deliver, and to perform all of the Covenantor’s obligations under, this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of the Covenantor’s obligations under this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Covenantor or any of the Covenantor’s Affiliates is or may be bound during the Non-Competition Period or (ii) any law, rule or regulation; and (c) Covenantor is aware that the consideration in connection with the Asset Purchase and the other transactions contemplated by the Asset Purchase Agreement represent consideration in exchange for Covenantor fully undertaking and performing his obligations under this Agreement and, specifically, Section 1 above. The Covenantor’s representations and warranties set forth herein shall survive the expiration of the Non-Competition Period for the longest applicable statute of limitations.

5.                                      Specific Performance.  The Covenantor agrees that, in the event of any breach or threatened breach by the Covenantor of any covenant or obligation contained in this Agreement, each of the Beneficiaries shall be entitled (in addition to any other remedy that may be available to it, including monetary damages), without the necessity of proving irreparable harm or the inadequacy of monetary damages, to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction and/or permanent injunction, restraining such breach or threatened breach.  The Covenantor further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and the Covenantor irrevocably waives any right the Covenantor may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

6.                                      Non-Exclusivity.  The rights and remedies of the Beneficiaries under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Beneficiaries under this Agreement, and the obligations and liabilities of the Covenantor under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.  Nothing in this Agreement shall limit any of the Covenantor’s rights, remedies or obligations, or any of the rights, remedies or obligations of the Beneficiaries under the Asset Purchase Agreement; and nothing in the Asset Purchase Agreement shall limit any of the Covenantor’s rights, remedies or obligations, or any of the rights, remedies or obligations of the Beneficiaries under this Agreement.  No breach on the part of the Parent, Buyer, the Seller or any other party of any covenant or obligation contained in the Asset Purchase Agreement or any other agreement shall terminate, limit or otherwise affect any right or remedy of the Beneficiaries, or any obligation of the Covenantor, under this Agreement.

7.                                      Severability.  Any term or provision of this Agreement that is deemed or determined to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.                                      Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of South Carolina and the federal laws of the United States applicable therein.

9.                                      Exclusive Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in County of Charleston, State of South Carolina in connection with any matter based upon or arising out of this Agreement and the other matters contemplated herein.  Each party agrees not to commence any legal proceedings related hereto except in such courts.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

10.                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.                               Waiver.  No failure on the part of any Beneficiary to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Beneficiary in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Beneficiary shall be deemed to have waived any claim of such Beneficiary out of this Agreement, or any power, right, privilege or remedy of such Beneficiary under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Beneficiary; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.                               Successors and Assigns.    This Agreement and all obligations hereunder are personal to the Covenantor and may not be assigned, delegated or otherwise transferred by the Covenantor at any time. This Agreement shall be binding upon the Covenantor and the Covenantor’s heirs, executors, estate, personal representatives and successors, and shall inure to the benefit of the Beneficiaries.

13.                               Further Assurances.  The Covenantor shall execute and/or cause to be delivered to each Beneficiary such instruments and other documents, and shall (at the Covenantor’s sole expense) take such other actions, as such Beneficiary may reasonably request at any time during the Non-Competition Period for the purpose of carrying out or evidencing any of the provisions of this Agreement.

14.                               Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is commenced between the parties concerning this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

15.                               Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

16.                               Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Agreement, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

17.                               Survival of Obligations.  Except as specifically provided herein, the obligations of the Covenantor under this Agreement (including without limitation the Covenantor’s obligations under Sections 3, 6 and 13) shall survive the expiration of the Non-Competition Period.  The expiration of the Non-Competition Period shall not operate to relieve the Covenantor of any obligation or liability arising from any prior breach by the Covenantor of any provision of this Agreement.

18.                               Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

19.                               Counterpart Execution; Exchanges by Electronic Transmission.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

20.                               Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings below:

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b)                                 “Beneficiaries” shall include: (i) Parent, (ii) the Buyer, (iii) the Seller; (iv) each Person who is or becomes an Affiliate of the Buyer or the Seller (v) the successors and assigns of each of the Persons referred to in clauses (i), (ii), (iii) and (iv) of this sentence.

(c)                                  A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s Affiliates is engaged directly or indirectly in: (i) designing, providing, performing, developing, implementing, distributing, supplying, marketing, offering, licensing, selling or reselling any service or product that has been designed, provided, performed, developed, implemented, distributed, supplied, marketed, offered, licensed, sold or resold (A) by or on behalf of the Seller or its Affiliates at any time on or prior to the Closing Date or (B) by or on behalf of the Buyer or its Affiliates in connection with the business, products, services or technology of the Seller as operated by the Buyer or its Affiliates during the Non-Competition Period, or (ii) any service or product that is substantially the same as, is based upon, or competes in any material respect with any service or product referred to in clause (i) of this sentence.  The foregoing shall not limit the obligations or duties of the Covenantor with respect to any other agreement entered into between the Covenantor and Buyer and shall be construed to obligate Covenantor in addition to any other such obligations or duties.

(d)                                 “Confidential Information” shall mean all non-public technical and financial information (including, without limitation, the identity of and information relating to customers or employees) that Covenantor develops, learns or obtains during the term of Covenantor’s service with Buyer (or one of its Affiliates) that relates to Buyer (or one of its Affiliates) or the business or demonstrably anticipated business of Buyer (or one of its Affiliates) or that is received by or for Buyer (or one of its Affiliates) in confidence.

(e)                                  “Closing Date” shall have the meaning assigned to such term in the Asset Purchase Agreement.

(f)                                   “Non-Competition Period” shall mean the period commencing on the Closing Date and ending on December 31, 2021.  If the Covenantor shall violate any covenant contained in this Agreement, and if any action is instituted by Buyer (or one of its Affiliates) to prevent or enjoin such violation, then the period of time during which the Covenantor’s business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which the Covenantor is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

(g)                                  “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(h)                                 “Restricted Entities” shall mean (i) the Buyer; (ii) Parent; (iii) each Person who is or becomes an Affiliate of the Buyer or Parent; and (vi) the successors and assigns of each of the Persons referred to in clauses (i), (ii) and (iii) of this sentence (and any one of the Restricted Entities being a “Restricted Entity”).

(i)                                     “Restricted Territory” means each State, province, territory or possession of any jurisdiction anywhere in the world in which Seller engaged in or Buyer engages in the Business.

21.                               Effective Date.  This Agreement shall become effective upon the Closing Date.  This Agreement shall be null and void if the Asset Purchase Agreement is terminated or abandoned prior to the Closing Date.

[Signature Page Follows]

The Covenantor has duly executed and delivered this Agreement as of the date first above written.

By:

Name:

Address:

Telephone No.:

Facsimile No.:

BOINGO MDU, LLC

By:

Name:

Title:

Exhibit H

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of August [  ], 2018 by and among Boingo MDU, LLC, a Delaware limited liability company (“Buyer”), and Elauwit Networks, LLC, a South Carolina limited liability company (“Seller”), and, solely with respect to Article 2, Daniel McDonough, Jr. (“McDonough”). Capitalized terms not otherwise defined in this Agreement will have the meanings assigned to them in the Asset Purchase Agreement (as defined below). Each of Buyer and Seller is sometimes referred to herein as a “Party” and together as the “Parties”.

RECITALS

A.                                    Seller has assigned and transferred, and Buyer has acquired, certain assets and intellectual property and assumed certain liabilities pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of [          ], 2018, by and among Boingo Wireless, Inc., a Delaware corporation (“Parent”), Buyer, Seller, McDonough, Barry Rubens and Taylor Jones, and, solely with respect to Article VII thereto, Elauwit LLC and DragonRider Enterprises, LLC (the “Asset Purchase Agreement”).

B.                                    In connection with the transactions contemplated by the Asset Purchase Agreement, each of Buyer and Seller has agreed to provide certain transition services to the other as set forth herein.

C.                                    McDonough is the owner of certain intellectual property rights used in the Business, and in connection with the transactions contemplated by the Asset Purchase Agreement, has agreed to grant Buyer a license to such intellectual property rights as set forth herein.

Now, therefore, in consideration of the foregoing and the mutual promises, covenants, and conditions contained herein, the parties hereby agree as follows:

ARTICLE XI
SERVICES PROVIDED

11.1                        Transition Services.  Subject to the terms and conditions of this Agreement, as of the Closing Date and until termination or expiration of this Agreement pursuant to Article 3 below: (a) Seller will provide, or cause to be provided, to Buyer those specified services set forth on Exhibit A-1 attached hereto and incorporated herein by reference (the “Buyer Transition Service Schedule” and each service described therein, a “Seller Service” and collectively, the “Seller Services”) for the time period specified for each Service on Exhibit A-1 (or if no time period is specified then until expiration or earlier termination of the Agreement), and (b) Buyer will provide, or cause to be provided, to Seller those specified services set forth on Exhibit A-2 attached hereto and incorporated herein by reference (the “Seller Transition Service Schedule” and each service described therein, a “Buyer Service”, collectively, the “Buyer Services”) for the time period specified for each Service on Exhibit A-2 (or if no time period is specified then until expiration or earlier termination of the Agreement).  Each of the Buyer Transition Service Schedule and Seller Transition Service Schedule is sometimes referred to herein as a “Transition Service Schedule”, and each of the Seller Services and Buyer Services is sometimes referred to herein as the “Services”.  The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.  Such cooperation shall include exchanging information and using commercially reasonable efforts to obtain all third-party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder, and making available sufficiently qualified personnel to assist with its responsibilities.

11.2                        Compensation.

(a)                                 Buyer will pay Seller for the Seller Services pursuant to the amounts and terms set forth on Exhibit A-1. Seller shall invoice Buyer for the Seller Services monthly in arrears at the address set forth below:

[To be inserted]

[email copy to]

(b)                                 Seller will pay Buyer for the Buyer Services pursuant to the amounts and terms set forth on Exhibit A-2. Buyer shall invoice Seller for the Buyer Services monthly in arrears at the address set forth below:

[To be inserted]

[email copy to]

(c)                                  Each Party shall include with each invoice a reasonably detailed description of the Services performed and the fees charged (which fees shall be calculated in accordance with the Exhibit A applicable to such Service) and provide supporting documentation satisfactory to the other Party. The receiving Party shall pay each invoice within forty-five (45) days after receipt.

11.3                        Transition.  Buyer and Seller acknowledge that during the term of this Agreement, Buyer will be arranging to transfer the Seller Services, as applicable, from Seller’s control to Buyer’s control.  Seller agrees to use reasonable commercial efforts to assist, and cause its Affiliates to assist, Buyer in such transfer and will make available such information, methods of operation and such other data that Buyer may reasonably require to facilitate such transfer in a manner that reasonably eliminates or minimizes any disruptions to the operations of the business and operations of Buyer.

11.4                        Additional Services.  Buyer may request additional transition services to the extent such transition services reasonably relate to the transition of the Business to Buyer (“Additional Services”). Upon receipt of any such request, Buyer and Seller shall: (i) negotiate in good faith the terms of the provision of such Additional Services, including additional compensation for such Additional Services, if any, and the duration of such Additional Services, and (ii) document the provision of such Additional Services in an amendment to this Agreement.

11.5                        Quality of Services.  Each Party represents and warrants that the respective Services will be performed in a professional, timely and workmanlike manner and with a degree of care that is no less than that which such Party would use in providing comparable services for itself or one of its Affiliates in the ordinary course of business.  In addition, the level and scope of resources, including personnel, utilized by the Party to provide the Services shall be as reasonably necessary to perform the Services in the manner described above, provided that where applicable, the Services shall be delivered by the persons identified on Exhibit A-1 or Exhibit A-2, as applicable, which shall be the only personnel such Party shall provide in connection with such Service.

ARTICLE XII
LICENSE

12.1                        McDonough hereby represents and warrants to Buyer that he is the sole and exclusive owner of: (a) the trademarks, trade names, trade dress rights, and service marks set forth on Exhibit B-1 (the “Trademarks”); (b) the domain names and domain name registrations set forth on Exhibit B-2 and sub-domain names and variations thereof, and the email accounts associated therewith (the “Domain Names”); and the social media accounts set forth on Exhibit B-3 (the “Social Media Accounts”).

12.2                        McDonough hereby grants to Buyer, for a period of two (2) years commencing on the Closing Date (the “License Term”): (a) a worldwide, non-exclusive, non-transferable  (except (i) as permitted under Section 4.2 or (ii) to Buyer’s Affiliates), sublicensable, royalty-free, fully paid up right and license to exercise, use and exploit the Trademarks in connection with the Business (including for invoicing, billing and collection purposes), and (b) a worldwide, exclusive (even as to McDonough), non-transferable (except (i) as permitted under Section 4.2 or (ii) to Buyer’s Affiliates), sublicensable, royalty-free, fully paid up right and license to exercise, use and exploit the Domain Names and Social Media Accounts in connection with the Business.  During the License Term, McDonough acknowledges and shall ensure that the Buyer has exclusive (even as to McDonough) administrative control over the Domain Names and Social Media Accounts.

12.3                        In connection with this Article 2, McDonough agrees to execute and deliver such additional documents and instruments as may be required for Buyer to exercise the rights and license granted hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms and provisions of this Article 2, including making payments and performing other acts that are necessary to ensure that the Domain Names are appropriately renewed prior to their expiration dates. Buyer agrees to use commercially reasonable efforts to cooperate with McDonough to provide McDonough with continued use of the email addresses set forth on Schedule 1 attached hereto, subject to Buyer and Parent’s applicable security policies.

ARTICLE XIII
TERM AND TERMINATION

13.1                        Term.  This Agreement shall commence immediately upon the Closing Date and shall expire upon the second (2nd) anniversary of the Closing Date, or, if earlier, immediately following the last date on which a Party is obligated to provide a Service under a Transition Service Schedule (the “Transition Period”); provided, that notwithstanding the earlier expiration or termination of this Agreement, the provisions of Article 2 shall survive until the expiration of the License Term. The Transition Period may be extended by the mutual agreement of the parties.

13.2                        Termination.  This Agreement may be terminated as follows: (a) the parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part; (b) a party may terminate this Agreement or any Transition Services Schedule upon a material breach by the other party of this Agreement or such Transition Services Schedule, or numerous breaches of duties or obligations hereunder that cumulatively constitute a material breach of this Agreement or such Transition Services Schedule, and the breaching party fails to cure such breach(es) within fifteen (15) days from receipt of written notice from the non-breaching party identifying such breach(es); (c) a party may terminate this Agreement if the other party ceases to conduct business in the ordinary course or is declared insolvent or bankrupt, or makes an assignment of substantially all of its assets for the benefit of creditors, or a receiver is appointed, or any proceeding is demanded by, for or against the other party under any provision of bankruptcy or insolvency legislation (provided that such proceeding is not dismissed within one hundred twenty (120) days); or (d) either party may terminate the obligations under this Agreement as to any affected Service effective immediately upon written notice to the other party to the extent the performance of such Service (in all material respects as required hereby) would require such party to violate any applicable Law.

13.3                        Partial Termination; Effect of Termination.  In the event of any termination with respect to one or more, but fewer than all the Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby. Upon termination of this Agreement, or upon the discontinuation of any one or more of the Services in accordance with this Article 3, the providing Party will cease to perform the applicable Services, and the receiving Party shall pay to providing Party all sums due to receiving Party for the Services performed through the effective date of termination

13.4                        Survival.  The provisions of Articles 3 and 4 shall survive the termination of this Agreement.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1                        Notices.  All notices, communications and deliveries required or made hereunder shall be made in accordance with Section 10.2 of the Asset Purchase Agreement.

14.2                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by Seller without the prior written consent of the Buyer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 4.2 shall be null and void, ab initio.

14.3                        Section Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.4                        Governing Law; Consent to Jurisdiction.  This Agreement and all claims arising out of or relating to it shall be construed and interpreted according to the laws of the State of California, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

14.5                        Amendments; Waivers.  No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the parties.  No waiver by any party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.6                        Counterparts.  This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7                        Severability.  If any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

14.8                        Fees and Expenses.  Except as specified in a Transition Service Schedule, all fees and expenses incurred in connection with or related to this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

14.9                        Confidentiality.  The parties agree that all information one party receives from the other relating to the subject matter of this Agreement (including all business, technical, and financial information) constitutes “Confidential Information” of the disclosing party.  The receiving party shall hold the disclosing party’s Confidential Information in confidence and not disclose, or, except in exercising its rights and fulfilling its obligations under this Agreement, use such Confidential Information.  However, the receiving party shall not be obligated under this paragraph with respect to information which (a) is or becomes generally publicly available through no fault of the receiving party, (b) was in its possession or known by it without restriction prior to receipt from the disclosing party, (c) was rightfully disclosed to it by a third party without restriction, or (d) was independently developed without use of any Confidential Information of the disclosing party without use of or access to the Confidential Information of the disclosing party.

14.10                 Status of Parties.  None of the provisions of this Agreement is intended to create nor will it be deemed or construed to create any relationship between Seller and Buyer, other than that of independent entities contracting with each other under this Agreement solely for the purpose of effecting the provisions of this Agreement. Neither Seller nor Buyer will be construed to be the employer of the other.

14.11                 Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be duly executed as of the day and year first written above.

Boingo MDU, LLC
a Delaware limited liability company

By:
Name: [Name]
Title: [Title]

ELAUWIT NETWORKS, LLC
a South Carolina limited liability company

By:
Name: [Name]
Title: [Title]

Solely for the purposes of Article 2

Daniel McDonough, Jr.

By:
Name: Daniel McDonough, Jr.

Exhibit I

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “U.S. real property interest” (as such term is defined in Section 897(c)(1) of the Code and Treas. Reg. § 1.897-1(c)) must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of certain assets by Elauwit Networks, LLC (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

(a) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

(b) Seller is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

(c) Seller’s U.S. employer identification number is [EMPLOYEE IDENTIFICATION NUMBER]; and

(d) Seller’s office address is: [ADDRESS].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

[SIGNATURE PAGE FOLLOWS]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: August 1, 2018

ELAUWIT NETWORKS, LLC

By:
Name: Barry Rubens
Title: Chief Executive Officer